Exhibit 10.210

PURCHASE AND SALE AGREEMENT
BETWEEN

AH DURHAM APARTMENTS, LLC,

a Virginia limited liability company

AS SELLER,
AND

TRIBRIDGE RESIDENTIAL, LLC,

a Georgia limited liability company

AS PURCHASER

As of December 1, 2014

Whetstone Apartments	Durham, North Carolina

i

8.3	Survival	33
ARTICLE 9 RESERVED		33
ARTICLE 10 ESCROW AGENT		33
10.1	Investment of Earnest Money	33
10.2	Payment on De1nand	34
10.3	Exculpation of Escrow Agent	34
10.4	Stakeholder	34
10.5	Interest.	35
10.6	Execution by Escrow Agent.	35
ARTICLE 11 MISCELLANEOUS		35
11.1	Assignment	35
11.2	Notices	35
11.3	Modifications	36
11.4	Calculation of Time Periods	37
11.5	Successors and Assigns	37
11.6	Entire Agreement	37
11.7	Further Assurances	37
11.8	Counterparts	37
11.9	Severability	37
11.10	Applicable Law	37
11.11	No Third Party Beneficiary	38
11.12	Schedules	38
11.13	Captions	38
11.14	Construction	38
11.15	Termination of Agreement.	38
11.16	Survival	39
11.17	Time of Essence	39
11.18	Covenant Not to Record	39
11.19	Reserved	39
11.20	Construction Matters	39
11.21	Confidentiality	40
11.22	Tax-Deferred Exchange	41

Schedule 1.l(a)

Legal description of the Land

Schedule 1.l(d)

INVENTORY OF Tangible Personal Property

Schedule 1.l(e)
RENT ROLL

Schedule 1.1(f)

PLANS AND SPECIFICATIONS

ii

Schedule l.6(a)

ESCROW AGENT WIRING INSTRUCTIONS

Schedule 3.l (e)
SELLER'S DELIVERIES

Schedule 4.2(a)

Form of special Warranty Deed

EXHIBIT A

PROPERTY DESCRIPTION

EXHIBIT B
EXCEPTIONS

Exhibits to Special Warranty Deed

Schedule 4.2(b)

Exhibits to Bill of Sale and Assignment

Schedule 4.2(c)

Form of Notice to Tenants

EXHIBIT A

Addresses

Schedule 4.2(d)

Form of Seller's Closing Certificate

Exhibits to Seller's Closing Certificate

Schedule 4.2(f)
FIRPTA AFFIDAVIT

Schedule 5.1

SELLER'S DISCLOSURE STATEMENT

Schedule 5.l(j)

SCHEDULE OF SERVICE CONTRACTS

Schedule 5.l (k)

List of Insurance Policies

Schedule 5.4(b)

Leasing Guidelines

iii

Schedule 5.4(1)

PUNCHLIST HOLDBACK ESCROW AGREEMENT

Schedule 1l.20(b)
Construction Deliveries

Schedule 11.20(c)
Form of Consent

iv

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of December 1, 2014 (the "Effective Date"), by and between AH DURHAM APARTMENTS, LLC, a Virginia limited liability company ("Seller"), and TRIBRIDGE RESIDENTIAL, LLC, a Georgia limited liability company ("Purchaser"), CALLOWAY TITLE & ESCROW, L.L.C., as agent for Chicago Title Insurance Company ("Escrow Agent;" in its capacity as title insurer sometimes herein called the "Title Company").

WITNESSETH:

ARTICLE 1

PURCHASE AND SALE

1.1           Agreement of Purchase and Sale.        Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a)          that certain tract or parcel of land located in Raleigh, North Carolina, consisting of approximately 2.1 acres and more particularly described on Schedule 1.l (a), attached hereto and made a part hereof (the property described in this clause (a) being herein referred to collectively as the "Land");

(b)          all those rights, easements, hereditaments and appurtenances pertaining to the Land (whether now or hereafter existing), including (i) all right, title and interest of Seller (if any) in and to any streets, alleys or rights-of-way (whether open, closed or proposed), within or adjacent to the Land, and (ii) all right, title and interest of Seller with respect to any easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances that now or hereafter benefit or burden the Land (the property described in this clause (b) herein referred to collectively as the "Related Rights");

(c)          the buildings, structures, facilities, installations, fixtures and other improvements of every kind on the Land, including specifically, without limitation, those certain buildings and parking deck, having a street address of 501 Willard Street, Durham, North Carolina and commonly known as Whetstone Apartments (the property described in this clause (c) being herein referred to collectively as the "Improvements", and the Land, the Related Rights and the Improvements being hereinafter sometimes collectively referred to as the "Real Property");

1

(d)          all of Seller's right, title and interest in, to and under all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, equipment, furniture, furnishings, carpeting, draperies and curtains, office equipment, fitness equipment and other items of tangible personal property owned by Seller and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Schedule 1.1(d), attached hereto and incorporated herein by this reference (the property described in this clause (d) being herein referred to collectively as the "Tangible Personal Property"); provided that any property owned by the company providing management and leasing services for the Real Property is excluded from Tangible Personal Property. Seller agrees to cooperate reasonably with Purchaser to transfer any property specific computer data files in electronic format to Purchaser.

(e)          all of Seller's right, title and interest as landlord or lessor in, to and under all written lease agreements listed and described on Schedule 1.l(e) (the "Rent Roll") attached hereto and made a part hereof as well as under all similar agreements hereafter executed by Seller in accordance with the terms of this Agreement, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the property described in this clause (e) being herein referred to collectively as the "Leases");

(f)          all of Seller's right, title and interest in, to and under (i) the Designated Service Contracts to the extent assignable (as defined in Section 5.7 of this Agreement), (ii) all assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property, (iii) all assignable governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property or the Tangible Personal Property; (iv) resident and tenant files for current residents and tenants as of the Effective Date, (v) all plans, drawings, specifications, surveys, engineering reports, and other technical information in the possession of Seller pertaining to the development and construction of the Improvements, a list of which are attached hereto as Schedule 1.1(f) and incorporated herein by reference (as modified from time to time in accordance with Section 5.4(m)i. (as hereinafter defined "Plans and Specifications"), (vi) other non confidential and non-proprietary records owned by Seller and used in connection with the operation of the Real Property or any part thereof; (vii) all rights to use the name "Whetstone" in connection with the Real Property, and (viii) all assignable telephone numbers, social media identities such as on Facebook and Twitter associated with the Real Property and websites domain names associated solely with the Real Property including but not limited to www.whetstoneapartments.com, and (ix) the Construction Contracts (as herein defined) (the property described in this clause (f), being sometimes herein referred to collectively as the "Intangible Property").

1.2           Property Defined.      The Land, the Related Rights, the Improvements, the Tangible Personal Property, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the "Property."

1.3           Permitted Exceptions.       The Property shall be conveyed, and Purchaser shall accept the Property, subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to ARTICLE 2 hereof (herein referred to collectively as the "Permitted Exceptions").

2

1.4           Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total purchase price of THIRTY-SIX MILLION AND NO /100 DOLLARS ($36,000,000.00) (the "Purchase Price").

1.5           Payment of Purchase Price. The Purchase Price as adjusted by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account of Escrow Agent designated by Escrow Agent in writing to Purchaser prior to the Closing ("Escrow Agent's Account"), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing.

1.6           Earnest Money

(a)          Within three (3) business days following the Effective Date, Purchaser shall deposit with Escrow Agent the sum of Fifty Thousand and No/00 Dollars ($50,000.00) by wire transfer of immediately available funds (the "Initial Earnest Money"). On or before the date which is three (3) business days following the expiration of the Inspection Period (as defined in Section 3.2), in the event Purchaser has not sooner terminated this Agreement in accordance with the terms hereof, Purchaser shall deposit with Escrow Agent the additional sum of Nine Hundred Fifty Thousand and No/00 Dollars ($950,000.00) by wire transfer of immediately available funds (the "Additional Earnest Money"). The Initial Earnest Money and the Additional Earnest Money, and any interest thereon pursuant to Section 10.1 shall individually and collectively be referred to herein as the "Earnest Money." The Earnest Money is consideration for the rights granted to Purchaser to purchase the Property and if Purchaser has not terminated this Agreement in accordance with Section 3.2, then the Earnest Money will be non refundable except if a Purchaser Permitted Termination Event occurs. The Earnest Money shall be applied to the Purchase Price on the Closing Date and paid to Seller through the escrow process outlined herein, or at Purchaser's election, upon release of the Purchase Price to Seller on the Closing Date, the Earnest Money shall be returned to Purchaser, and shall otherwise be held, credited, disbursed and refunded in the manner set forth herein. For purposes of this Agreement, "Purchaser Permitted Termination Event" means the termination of this Agreement by Purchaser for any of the following reasons: (i) pursuant to Section 3.2 as a result of Purchaser's inspection of the Property; (ii) pursuant to Section 2.3 as a result of a title or survey matter; (iii) pursuant to Section 4.6 if a closing condition benefiting Purchaser is not satisfied; (v) pursuant to Section 7.1 in the event of "major" damage to the Property; or (vi) pursuant to Section 6.2 in the event of a Seller default.

(b)          In any event, if Purchaser is entitled to have the Earnest Money returned to Purchaser pursuant to any provision of this Agreement, One Hundred and No/00 Dollars ($100.00) of the Earnest Money shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. In addition, Seller acknowledges that Purchaser, in evaluating the Property and performing its due diligence investigation of the Property, will devote internal resources and incur expenses, and that such efforts and expenses of Purchaser also constitute good, valuable and sufficient consideration for this Agreement.

3

ARTICLE 2

TITLE AND SURVEY

2.1           Title Examination; Commitment for Title Insurance. No later than three (3) business days after the Effective Date, Purchaser shall order from the Title Company a title commitment (the "Title Commitment") covering the Property along with copies of all documents and title exceptions referenced therein.

2.2           Survey. Seller shall deliver to Purchaser a copy of a survey of the Land (the "Existing Survey") dated August 20, 2013, prepared by Jeffrey P. Williams, Professional Land Surveyor, as part of Seller's Deliveries pursuant to Section 3.l (e). Purchaser may obtain, at Purchaser's sole cost and expense, an update to the Existing Survey (the "Updated Survey"). For purposes of the Deed to be delivered to Purchaser at the Closing, the legal description of the Property shall be the legal description attached hereto as Schedule 1.l(a), less and except any right-of-way or other conveyances previously made by Seller. If, however, the metes and bounds description drawn from the Updated Survey reflects a legal description different from the legal description attached hereto as Schedule 1.1(a), Seller shall also deliver a quit claim deed, at Closing, containing the legal description drawn from the Updated Survey.

2.3           Title Objections; Cure of Title Objections.

(a)          Purchaser or its attorneys shall have until the Inspection Date (the "Title Objection Deadline") to notify Seller, in writing ("Objection Letter"), of such objections as Purchaser may have to the Title Commitment (including the title exception documents referred to therein) or the Updated Survey (collectively, "Title Objections"); provided that Acceptable Encumbrances will not be asserted as or constitute Title Objections. "Acceptable Encumbrances" means those encumbrances described in the Title Commitment that Purchaser will not have the right to object to, which are limited to (i) ad valorem and other real property taxes and assessments for the year of the Closing, not yet due and payable, which will be prorated as provided for herein, (ii) Monetary Liens (defined below) that Seller will satisfy from the proceeds of the sale at Closing and have discharged of record, (iii) standard printed conditions and exclusions contained in owner's title insurance policies (iv) the rights of tenants, as tenants only, without any right to acquire any portion of the Property, under the Leases described in the Rent Roll and any new Leases entered into between the Effective Date and Closing in accordance with the terms of this Agreement and (v) any matters which are approved in writing by Purchaser or approved by Purchaser pursuant to the provisions of this Agreement. Acceptable Encumbrances and any item contained in the Title Commitment or shown on the Updated Survey which is not described in the Objection Letter and delivered to Seller on or before the Title Objection Deadline conclusively will be deemed a "Permitted Exception."

(b)          In the event Purchaser shall deliver to Seller an Objection Letter on or before the Title Objection Deadline, Seller shall have the right, but not the obligation, to cure any Title Objections. On or before the tenth (10th) business day following Seller's receipt of the Objection Letter ("Response Period"), Seller or its attorneys shall notify Purchaser in writing ("Response Notice") whether Seller shall cure any valid Title Objections (and Seller's failure to provide a Response Notice on or before the end of the Response Period shall be deemed an election by Seller not to cure the Title Objection).If Seller elects to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, then Seller shall remove, satisfy or cure the same. If Seller elects (or is deemed to have elected) not to cure any valid Title Objections specified in Purchaser's Objection Letter, then in either such case Purchaser shall have the right to elect one, but not both, of the following options, which election must in each case be made within the time period provided in paragraph (c) below:

4

(i)          to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any Title Objection which Seller has not elected (or has been deemed to have not elected) to cure, and without reduction of the Purchase Price, in which event those Title Objections shall be deemed Permitted Exceptions; or

(ii)         to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser in accordance with Section 1.6 of this Agreement, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

(c)          If Seller notifies Purchaser that Seller does not intend to attempt to cure a Title Objection, or if Seller is deemed to have elected not to cure a Title Objection, then in any such case Purchaser shall, within five (5) business days after the expiration of the Response Period ("Election Period), notify Seller in writing ("Election Notice") whether Purchaser elects to accept conveyance of the Property under clause (b)(l) above or to terminate this Agreement under clause (b)(2) above. Purchaser's failure to deliver the Election Notice within the Election Period conclusively will be deemed an election by Purchaser to accept conveyance of the Property under clause (b)(l ) above).

(d)          Notwithstanding anything contained herein to the contrary, regardless of whether Purchaser objects to the same, Seller shall be obligated at Closing to discharge (a) all mortgages, and (b) all mechanics' liens, judgment liens, tax liens, assessment liens or other liens affecting the Property, in each case which can be satisfied by payment of a sum certain (collectively, "Monetary Liens"). The term "mortgage" as used herein includes any mortgage, deed of trust, deed to secure debt and similar security instrument encumbering the Property or any portion thereof; the terms "discharge" and "discharged" as used herein shall mean having the Monetary Lien satisfied and cancelled of record or, in the case of Monetary Liens which are not mortgages, bonded over.

(e)          Notwithstanding anything contained herein to the contrary, if Seller fails to take any actions to have a Monetary Lien satisfied and cancelled of record which Seller was obligated to take under Section 2.3(d) above, or fails to cure a Title Objection that Seller indicates it would cure pursuant to Section 2.3(b) above, the same shall constitute a default by Seller hereunder, and the default provisions of Article 6 shall apply.

5

2.4           Conveyance of Title. At Closing, Seller shall convey and transfer the Real Property to Purchaser by special warranty deed subject to all Permitted Exceptions. It shall be a condition to Purchaser's obligation to close this transaction that title to the Real Property conveyed and transferred to Purchaser shall be such title to the Real Property as will enable the Title Company to issue to Purchaser an extended coverage American Land Title Association (ALTA) Form 2006 Owner's Policy of Title Insurance (the "Title Policy") covering the Real Property, in the full amount of the Purchase Price, subject to all Permitted Exceptions.

2.5           Pre-Closing "Gap" Title/Survey Defects. Whether or not Purchaser shall have furnished to Seller any Objection Letter pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title or survey matters having a material effect on the operation or value of the Property, as reasonably determined by Purchaser, and first appearing of record (as to title matters) or first arising (as to survey matters) between (a) the effective date of the Title Commitment or the last date of field work for the Survey and (b) the Closing Date (each a "New Matter"); provided, however, that Purchaser must identify any New Matter as a Title Objection by delivering to Seller an Objection Letter within ten (10) business days after Purchaser's first receipt of the updated Title Commitment, updated survey or other document, whichever first provides notice of the New Matter. Any New Matter which is not identified as a Title Objection by delivery of an Objection Letter by Purchaser to Seller within this ten (10) business day period conclusively will be deemed to be a Permitted Exception for all purposes under this Agreement. If Purchaser timely delivers an Objection Letter to Seller with respect to any New Matter, then, except for objections arising or resulting from Seller's breach of the covenant contained in Section 2.6 hereof, the same elections, procedures and time periods as set forth in Section 2.3 with respect to Title Objections (including, without limitation, the Response Period, the Election Period, the Cure Period and Purchaser's right to terminate this Agreement or waive the Title Objections with respect to any New Matter) also will apply to any Title Objections timely made with respect to any New Matter.

2.6           Seller's Covenant Not to Encumber. Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, or enter into any agreements that contemplate any of the aforementioned, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser or as expressly provided for in or contemplated by this Agreement.

ARTICLE 3

INSPECTION PERIOD

3.1           Right of Inspection.

(a)          Beginning on the Effective Date and continuing thereafter so long as this Agreement remains in full force and effect, Purchaser shall have the right to make physical inspections of the Property and to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the leasing, maintenance, operation, condition and/or management of the Property, including, without limitation, the Leases, lease files, Service Contracts, bills, invoices, receipts and other general records relating to the income and expenses of the Property, surveys, plans and specifications, warranties for services and materials provided to the Property and similar materials, but excluding materials not directly related to the leasing, maintenance, or management of the Property such as Seller's internal memoranda, correspondence, emails, financial projections, insurance policies, operating budgets, appraisals, accounting and tax records and similar proprietary or confidential information (the "Inspections").

6

(b)          Purchaser and its agents, representatives, contractors and consultants (collectively the "Purchaser Parties") shall have the right to enter upon the Property during regular business hours for the purpose of conducting such Inspections as Purchaser may reasonably require; provided that (i) all Inspections will be scheduled in advance with Seller with at least forty-eight (48) hours prior telephonic notice to Seller via Eric L. Smith (Phone: 757-366-4000) and (ii) at Seller's option, representatives of Seller will accompany the Purchaser Parties during any Inspections. Subject to any tenant's rights under the tenant's Lease, on request by Purchaser, Seller will arrange for entry to any occupied apartment unit by a Purchaser Party to conduct an Inspection of that occupied apartment unit not more than once prior to Closing, unless such Inspection reveals any defect or other matter requiring repair, in which event Purchaser shall have the right to re-inspect such unit to confirm that such matters have been addressed, to the extent the parties have agreed to address the defect or repair or to the extent Seller otherwise has an obligation to address the defect or repair pursuant to this Agreement. Under no circumstances will Purchaser's right of entry to the Property be interpreted as delivery of possession of the Property prior to Closing. During any Inspections, Purchaser will not cause any damage or make any physical changes to the Property. Any and all Inspections shall be done at Purchaser's sole cost and expense. Without limiting the generality of the foregoing and subject to the limitations in this Section 3.1, Purchaser shall have the right to cause its engineering consultant to perform environmental assessments upon the Property and a property condition and engineering investigation of the Property. Purchaser shall restore, or cause to be restored, the Property to the condition as existed immediately prior to any such Inspections.

(c)          Purchaser shall maintain at all times prior to Closing, comprehensive general liability insurance with limits of not less than One Million Dollars ($1,000,000.00) combined single limit, bodily injury, death and property damage insurance per occurrence, to cover risks of the type described in this Section 3.1. In conjunction with signing this Agreement, Purchaser will deliver to Seller (x) an ACORD 25 certificate of insurance providing evidence that this insurance is in force and naming Seller as the certificate holder and (y) an endorsement to this insurance policy naming Seller as an additional insured.

7

(d)          Purchaser shall defend (using attorneys reasonably acceptable to Seller), indemnify and hold harmless Seller, Armada Hoffler Properties, Inc., Annada Hoffler, L.P. and their respective past, present, and future officers, directors, members, managers, partners, agents, representatives, affiliates, successors, and assigns and their respective heirs, successors and assigns (collectively, "Seller Group") from and against any and all claims, demands, fines, suits, causes of action, proceedings, orders, decrees, judgments, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) of whatsoever nature and by or in favor of anyone whomsoever (for purposes of this Section 3.1, individually a "Claim" and collectively, "Claims") to the extent actually incurred by Seller and caused by, arising from, resulting from, or occasioned in whole or in part by any acts or omissions of any Purchaser Party, the Construction Consultant (defined below) or their agents, contractors, employees, representatives or invitees in connection with any Inspection or exercising any rights granted to Purchaser pursuant to this Section 3.1 or any other provision of this Agreement. Notwithstanding the foregoing, Purchaser shall have no liability for pre-existing conditions upon the Real Property or for Claims which arise from the negligent or willful actions of Seller or persons acting on behalf or at the request of Seller. This Section 3.1(d) shall survive Closing or any termination of this Agreement.

(e)          Seller shall deliver to Purchaser the information and documents listed on Schedule 3.l(e) attached hereto ("Seller's Deliveries") as soon as practicably possible following the Effective date, but in no event later than the date which is five (5) business days following the Effective Date.

(f)          Purchaser will restore the Property to the condition that existed immediately prior to Purchaser's entry pursuant to this Section 3.1 promptly after any Inspection. Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not perform or allow any of its agents, servants, employees, contractors or representatives to perform a Phase II environmental audit and inspection of the Property or any other form of invasive property testing without Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion. Purchaser will pay for all Inspections and other due diligence surveys or reports promptly after receipt of any invoices. Purchaser will not suffer or permit the filing of any liens against the Property. If any liens are filed as a result of Purchaser's activities pursuant to this Section 3.1, Purchaser will promptly cause them to be released or otherwise eliminated from being a lien on the Property at Purchaser's sole cost. In the event the transaction contemplated by this Agreement is not closed or this Agreement is terminated for any reason whatsoever, Purchaser will remain obligated with respect to the indemnities and other obligations contained in Section 3.1.

3.2           Right of Termination. Seller agrees that in the event Purchaser determines, in Purchaser's sole and absolute discretion, that it does not wish to acquire the Property for any reason or no reason, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before 6:00 p.m. on the date which is sixty (60) days following the later to occur of (a) the Effective Date, or (b) the date upon which Seller has delivered the Seller's Deliveries to Purchaser (the "Inspection Date"). For purposes of establishing the Inspection Date, Purchaser will acknowledge in writing to Seller receipt of Seller's Deliveries and the Inspection Date. Upon any such termination of this Agreement pursuant to Purchaser's rights under this Section 3.2 the Initial Earnest Money shall be promptly returned to Purchaser in accordance with Section 1.6 hereof, and Purchaser and Seller shall have no further rights and obligations hereunder except those indemnities and rights which expressly survive termination of this Agreement. If Purchaser fails to give Seller written notice of termination on or before the Inspection Date, then Purchaser (i) shall no longer have the right to terminate this Agreement under this Section 3.2 and (ii) subject to Purchaser's tight to terminate this Agreement due to any Purchaser Permitted Termination Event other than pursuant to Section 3.2, shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement. The period commencing on the Effective Date and ending on the Inspection Date is sometimes referred to herein as the "Inspection Period."

8

3.3           Condition of the Property.       If this Agreement is not terminated pursuant to Section 3.2, then subject to Purchaser's right to terminate this Agreement due to any Purchaser Permitted Termination Event other than pursuant to Section 3.2, the following provisions will be applicable and will survive the Closing or termination of this Agreement:

(a)          Purchaser acknowledges, represents, warrants and agrees to and with Seller that, except as otherwise expressly provided in this Agreement or in any document delivered by Seller to Purchaser at Closing, including, without limitation, any and all obligations, representations, warranties and indemnities provided by Seller to Purchaser in this Agreement or in any document delivered by Seller to Purchaser at Closing (collectively, "Seller's Representations"): (i) Purchaser is purchasing the Property in its existing condition: "AS IS, WHERE IS, AND WITH ALL FAULTS" with respect to all facts, circumstances, conditions and defects; (ii) Seller has no obligation to inspect for, repair or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for any such items; (iii) Seller has specifically bargained for the assumption by Purchaser of all responsibility to inspect and investigate the Property and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof; (iv) Purchaser has undertaken all inspections and investigations of the Property as Purchaser deems necessary or appropriate under the circumstances as to the condition of the Property and the suitability of the Property for Purchaser's intended use, and Purchaser is and will be relying strictly and solely on such inspections and investigations and the advice and counsel of its own consultants, agents, legal counsel and officers and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Property; (v) Seller is not making and has not made any warranty or representation with respect to any of Seller's Deliveries or other materials or data provided by Seller to Purchaser (whether prepared by or for Seller or others) or the education, skills, competence or diligence of the preparers thereof or the physical condition or any other aspect of all or any part of the Property as an inducement to Purchaser to enter into this Agreement and thereafter to purchase the Property or for any other purpose; and (vi) by reason of all the foregoing, Purchaser assumes the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining, to the Property. Without limiting the generality of any of the foregoing, except with respect to Seller's Representations, Purchaser specifically acknowledges that Seller does not represent or in any way warrant the accuracy of any marketing information or pamphlets listing or describing the Property or any information provided by Seller to Purchaser including without limitation any information contained in any of Seller's Deliveries; and

9

(b)          EXCEPT FOR SELLER'S REPRESENTATIONS, SELLER DISCLAIMS ALL WARRANTIES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WARRANTIES OF HABITABILITY AND FITNESS FOR PARTICULAR PURPOSES), WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES WITH RESPECT TO THE PROPERTY, TAX LIABILITIES, ZONING, LAND USE, LAND VALUE, AVAILABILITY OF ACCESS OR UTILITIES, INGRESS OR EGRESS, GOVERNMENTAL APPROVALS AND COMPLIANCES (INCLUDING COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT (OR SIMILAR LEGISLATION) AND ANY STATE LAW REQUIREMENTS), OR THE SOIL CONDITIONS OF THE LAND. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER IS BUYING THE PROPERTY "AS IS" AND IN ITS PRESENT CONDITION AND THAT EXCEPT FOR SELLER'S REPRESENTATIONS, PURCHASER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE MADE BY SELLER, OR ANY OF ITS EMPLOYEES OR AGENTS OR THE SELLER GROUP WITH RESPECT, TO THE LAND OR PROPERTY, AND THAT, IN FACT, NO SUCH REPRESENTATIONS OR WARRANTIES WERE MADE EXCEPT FOR SELLER'S REPRESENTATIONS; AND

(c)          FURTHER AND WITHOUT IN ANY WAY LIMITING ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPT FOR SELLER'S REPRESENTATIONS, SELLER MAKES NO WARRANTY WITH RESPECT TO THE PRESENCE IN, ON OR BENEATH THE REAL PROPERTY (OR ANY PARCEL IN PROXIMITY THERETO) OF HAZARDOUS MATERIALS OR SUBSTANCES WHICH ARE CATEGORIZED AS HAZARDOUS OR TOXIC UNDER ANY LOCAL, STATE OR FEDERAL LAW, STATUTE, ORDINANCE, RULE OR REGULATION PERTAINING TO ENVIRONMENTAL OR SUBSTANCE REGULATION, CONTAMINATION, CLEANUP OR DISCLOSURE. BY ACCEPTANCE OF THIS AGREEMENT AND THE DEED, PURCHASER ACKNOWLEDGES THAT PURCHASER'S OPPORTUNITY FOR INSPECTION AND INVESTIGATION OF THE REAL PROPERTY (AND OTHER PARCELS IN PROXIMITY THERETO), ALONG WITH SELLER'S REPRESENTATIONS, HAVE BEEN ADEQUATE TO ENABLE PURCHASER TO MAKE PURCHASER'S OWN DETERMINATION WITH RESPECT TO THE PRESENCE IN, ON OR BENEATH THE REAL PROEPRTY (AND OTHER PARCELS IN PROXIMITY THERETO) OF ANY HAZARDOUS MATERIALS OR SUBSTANCES. FURTHERMORE, PURCHASER'S CLOSING HEREUNDER WILL BE DEEMED TO CONSTITUTE AN EXPRESS WAIYER OF PURCHASER'S AND ITS SUCCESSORS' AND ASSIGNS' RIGHTS TO SUE SELLER OR ANY MEMBER OF THE SELLER GROUP AND OF PURCHSASER'S RIGHT TO JOIN SELLER OR ANY MEMBER OF THE SELLER GROUP IN AN ACTION BROUGHT UNDER ANY FEDERAL, STATE OR LOCAL LAW, RULE, ACT, OR REGULATION NOW EXISTING OR HEREAFTER ENACTED OR AMENDED WHICH PROHIBITS OR REGULATES THE USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF HAZARDOUS MATERIALS OR TOXIC SUBSTANCES OR WHICH REQUIRES REMOVAL OR REMEDIAL ACTION WITH RESPECT TO SUCH HAZARDOUS MATERIALS OR SUBSTANCES, SPECIFICALLY INCLUDING BUT NOT LIMITED TO FEDERAL "CERCLA," "RCRA," AND "SARA" ACTS, UNLESS AND TO THE EXTENT SUCH MATTER IS THE SUBJECT OF SELLER'S REPRESENTATIOS.

NOTWITHSTANDING THE FOREGOING OR ANY PROVISION HEREOF TO THE CONTRARY, THE ACKNOWLEDGEMENTS SET FORTH IN THIS SECTION 3.3 BY PURCHASER SHALL NOT APPLY TO ANY CLAIM WITH RESPECT TO ANY FRAUDULENT OR PROVEN INTENTIONAL MISREPRESENTATION BY SELLER.

10

FURTHER, NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY: (A) PURCHASER SHALL HAVE THE RIGHT TO DEFEND GOVERNMENT AND THIRD-PARTY CLAIMS BY ALLEGING THAT SELLER (OR SOMEONE ACTING ON SELLER'S BEHALF), NOT PURCHASER, IS LIABLE FOR SUCH CLAIMS AND PURCHASER HAS NO OBLIGATION TO INDEMNIFY SELLER FOR GOVERNMENTAL OR THIRD PARTY CLAIMS ASSERTED BEFORE OR AFTER THE CLOSING AS A RESULT OF ANY ACT OR OMISSION TAKEN OR FAILED TO BE TAKEN BY OR ON SELLER'S BEHALF PRIOR TO THE CLOSING; AND (B) THE PROVISIONS SET FORTH IN SECTION 3.3 SHALL NOT APPLY TO THIRD-PARTY TORT CLAIMS RELATING TO THE PROPERTY AND OCCURRING DURING SELLER'S OWNERSHIP OF THE PROPERTY. ADDITIONALLY, SELLER AND PURCHASER HEREBY ACKNOWLEDGE AND AGREE THAT THE PROVISIONS SET FORTH IN THIS SECTION 3.3 ARE NOT INTENDED TO BE AND SHALL NOT BE CONSTRUED AS A WAIYER OF SIMILAR CLAIMS AGAINST ANY OF SELLER'S PREDECESSORS-IN-TITLE WITH RESPECT TO THE PROPERTY OR THE PROJECT ("PREDECESSORS'' ), OR ANY SUCH PREDECESSOR'S OFFICERS, MEMBERS, MANAGERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS OR CONTRACTORS, OR ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PREDECESSORS.

ARTICLE 4

CLOSING

4.1           Time and Place.       The consummation of the transaction contemplated hereby ("Closing") shall be held at the office of Escrow Agent on the date which is twenty (20) days after the date when the Construction and Occupancy Conditions have been satisfied but in no event (i) earlier than the date which is one hundred twenty (120) days after the Inspection Date; and (ii) later than the date which is one hundred fifty (150) days after the Inspection Date; provided, the date of Closing shall be extended on a day by day basis, to permit the full twenty (20) day period from the satisfaction of the Construction and Occupancy Conditions to run (i.e. up to a maximum of one hundred seventy (170) days after the Inspection Date. Notwithstanding the foregoing, in the event the Construction and Occupancy Conditions have not been satisfied prior to the date which is one hundred fifty (150) days after the Inspection Date, either party shall have the right to extend the Closing for an additional forty-five (45) days by delivering notice to the other party on or before the date which is one hundred fifty (150) days after the Inspection Date, in order to provide Seller with additional time to complete the Construction and Occupancy Conditions. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3. The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the "Closing Date." Notwithstanding any provision in this Agreement to the contrary, the Closing Date shall be delayed one day for each day that a Force Majeure Causes Delay exists provided that Seller has given Purchaser written notice, within five (5) days after the conclusion of any Force Majeure Causes Delay, stating the duration of the delay, the reason Seller is claiming the delay and the number of days delayed; provided that in no event will the Closing Date be delayed for more than thirty (30) days due to any Force Majeure Causes Delay. As used herein, "Construction and Occupancy Conditions" shall mean the following: (a) the Architect (as hereinafter defined) shall have issued a certificate of substantial completion with respect to the Improvements having been constructed in accordance with the Plans and Specifications; [b] the aggregate estimated cost of completing all Punchlist Items (as hereinafter defined), as reasonably determined by the Architect and the Construction Consultant (as hereinafter defined), is equal to or less than $150,000.00; [c] final certificates of occupancy shall have been issued with respect to all of the Improvements; and [d] Seller has delivered notice to Purchaser, along with evidence reasonably acceptable to Purchaser substantiating the same, that the Construction and Occupancy Conditions set forth in Section 4.1[a] - [c] have been satisfied. As used herein, "Force Majeure Causes Delay" shall mean those events or circumstances entitling the Contractor (defined in Section 11.20) to an extension of the time for completion under Section 8.2.1 of the General Conditions that are part of the GMAX (defined in Section 11.20).

11

4.2           Seller's Obligations at Closing. At Closing, Seller shall deliver to Escrow Agent or Purchaser as appropriate:

(a)          a duly executed special warranty deed in the form attached hereto as Schedule 4.2(a) and by this reference made a part hereof, conveying the Real Property to Purchaser subject only to the Permitted Exceptions (the "Deed");

(b)          two counterparts of a bill of sale and assignment and assumption of leases and service contracts, in the form attached hereto as Schedule 4.2(b) and by this reference made a part hereof, duly executed by Seller, pursuant to which (i) Seller shall convey the Tangible Personal Property and the Intangible Property to Purchaser, and (ii) Seller shall assign to Purchaser, and Purchaser shall assume from and after the date of Closing, Seller's interest in and to the Leases and Designated Service Contracts, as amended or supplemented pursuant to this Agreement (the "Bill of Sale and Assignment");

(c)          a notice (the "Tenant Notice") duly executed by Seller in the form attached hereto as Schedule 4.2(c), which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice.

(d)          a certificate ("Seller's Closing Certificate"), dated as of the date of Closing and duly executed by Seller, in the form of Schedule 4.2(d) attached hereto, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change). The inclusion of any change or exception in such certificate shall not prejudice Purchaser's rights under this Agreement with respect to the subject matter of such change or exception, and shall not excuse Seller for breaching any representation or warranty when made as of the date of this Agreement. The Seller's Closing Certificate shall include an updated Rent Roll dated no earlier than two (2) business days prior to the Closing Date as to which Seller shall make the same representations and warranties, as of the date of such Rent Roll, as Seller makes under Section 5.l (d) with respect to the Rent Roll attached hereto.

12

(e)          evidence in form and substance reasonably satisfactory to the Title Company that Seller has the power and authority to execute and enter into this Agreement and to consummate the sale of the Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Seller, the performance by Seller of all of Seller's duties and obligations under this Agreement, and the execution and delivery by Seller of all documents and other items to be executed by Seller at Closing, have been accomplished, and that the person or persons executing documents on behalf of Seller are properly authorized to do so;

(f)           an affidavit duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, in the form attached hereto as Schedule 4.2(f);

(g)          a title insurance affidavit and a gap indemnity in form and content reasonably acceptable to Seller and the Title Company, duly executed by Seller;

(h)          to Purchaser at the place of Closing or at the Property the Leases, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, all to the extent not previously delivered;

(i)          to Purchaser possession and occupancy of the Property, subject only to the Permitted Exceptions and rights of tenants under the Leases described in the updated Rent Roll described in Section 4.2(d);

(j)          a closing statement evidencing the transaction contemplated by this Agreement (the "Closing Statement") and such additional documents as shall be reasonably requested by the Title Company or required to consummate the transaction contemplated by this Agreement;

(k)          if the legal description attached hereto as Schedule 1.1(a) differs from the legal description of the Property drawn from the Survey, Seller shall at Closing deliver

(in addition to the Deed) a quit claim deed conveying the Property pursuant to the legal description drawn from the Survey;

(1)         two counterparts duly executed by Seller of an assignment of the Construction Contracts (as hereinafter defined); and

(m)          such additional documents or instruments as may be reasonably required to effectuate the terms, conditions and provisions of this Agreement and to carry out the intent of the parties, or as may be reasonably required by the Title Company.

4.3           Purchaser's Obligations at Closing.       At Closing, Purchaser shall deliver to Escrow Agent or Seller as appropriate:

13

(a)          the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, on the Closing Date, in immediately available federal funds;

(b)          counterparts duly executed by Purchaser of the Bill of Sale and Assignment, Assignment of Construction Contracts, Tenant Notice and Closing Statement;

(c)          evidence in form and substance reasonably satisfactory to the Title Company that Purchaser has the power and authority to execute and enter into this Agreement and to consummate the purchase of the Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Purchaser, the performance by Purchaser of all of Purchaser's duties and obligations under this Agreement, and the execution and delivery by Purchaser of all documents and other items to be executed by Purchaser at Closing, have been accomplished, and that the person or persons executing documents on behalf of Purchaser are properly authorized to do so; and

(d)          such additional documents or instruments as may be reasonably required to effectuate the terms, conditions and provisions of this Agreement and to carry out the intent of the parties, or as may be reasonably required by the Title Company.

4.4           Credits and Prorations.

(a)          All income and expenses in connection with the operation of the Property shall be apportioned, as of 11:59 p.m. (Eastern Daylight time) on the day prior to the Closing Date, as if Purchaser were vested with title to the Property during the entire Closing Date, such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of income and the burden of expenses for the day preceding the Closing Date and the Purchaser shall have the benefit of income and the burden of expenses for the Closing Date and thereafter. Items (1)-(5) below will be prorated at Closing utilizing the information known at that time. A post-closing "true up" shall take place within a reasonable time after the Closing Date to adjust the proration of said items (not to exceed six (6) months from the Closing Date [except for ad valorem taxes and assessments, which shall be adjusted within one (1) month after receipt of the final bills therefor, if later]) if necessary. Such prorated items shall include, without limitation, the following:

i.            rents, if any, based on the amount actually collected for the current month. The term "rents" as used in this Agreement includes all payments due and payable by, or received from, tenants under the Leases other than security deposits (which security deposits shall be treated as set forth in Section 4.4(b)(l ));

ii.            ad valorem taxes and assessments levied against the Property (including personal property taxes on the Tangible Personal Property), which shall be prorated as set forth in Section 4.4(b)(2) hereof;

14

iii.          payments or amounts due under the Designated Service Contracts;

iv	gas, electricity, water and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing or the most recent utility bill received by Seller, as applicable, including, without limitation, water charges not yet due and payable to such utility provider at Closing, but which amounts are customarily billed directly to Seller and reimbursed by tenants; and

v.           any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in the area in which the Property is located.

(b)          Notwithstanding anything contained in the foregoing provisions:

i.            At Closing, (A) Seller shall credit to Purchaser the amount of all security deposits, and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, in lieu of such credit, at either party's option, Purchaser shall contract directly with the utility companies and Seller shall be entitled to receive and retain such refundable cash and deposits; provided that Purchaser and Seller will cooperate so that utility service to the Property is not interrupted. For the purposes of this Section 4.4(b)(l) the term "security deposits" means any security deposits which were tendered by tenants under the Leases listed on the Rent Roll attached as Schedule 1.1(e), and which Seller has not applied as of the Effective Date in accordance with the applicable Lease. Notwithstanding anything to the contrary contained herein, following the expiration of the Inspection Period, Seller shall not be entitled to apply a security deposit due to a default by a Tenant which is less than thirty (30) days old.

ii.           Any ad valorem taxes for the current year paid at or prior to Closing shall be prorated based upon the amounts actually paid for the current tax year. If all taxes and assessments for the current tax year have not been paid before Closing, then Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such appo1iionment made with respect to a tax year for which the tax bill is not available shall be based upon the greater of (i) the prior year's tax bill for the Property; or (ii) the most recent county tax assessor's valuation of the Property applied to the most recently published property tax millage rate which is applicable to the Property. To the extent that the actual taxes and assessments for the current tax year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing promptly following the availability of the final tax bills. For the avoidance of doubt, special assessments which are certified or become a lien prior to Closing shall be credited to Purchaser at Closing.

15

iii.          Gas, electricity, water and other utility charges referred to in Section 4.4(a)(4) above which are payable by any tenant directly to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges which are unpaid and Purchaser shall look solely to the responsible tenant for the payment of the same.

iv.          Seller shall pay in full all leasing commissions and locators' and finders' fees, if any, due to leasing or other agents for each Lease and Lease renewal entered into by Seller prior to the Closing Date promptly when due.

v.          The Tangible Personal Property is included in this sale, without further charge.

vi.          Unpaid and delinquent rent and reimbursements collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent or reimbursements for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent or reimbursement which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if within ninety (90) days after Closing Purchaser collects any unpaid or delinquent rent or reimbursement from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent or reimbursement which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent and reimbursements received by Seller or Purchaser after the Closing shall be applied first to current rentals and reimbursements and then to delinquent rentals and reimbursements, if any, in inverse order of maturity (i.e. any such collected rent shall be allocated to the most recent delinquent period first), and that any rent or reimbursements received by Purchaser more than ninety (90) days after Closing shall belong to Purchaser. Purchaser will make a good faith effort after Closing to collect all rents and reimbursements in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents or reimbursements, nor shall Seller have any right to bring an action against or otherwise attempt to collect any delinquent amounts from existing tenants of the Property.

16

vii.          With respect to any Contracts which Purchaser assumes at Closing, Purchaser shall also receive a proration credit as to the unamortized portion of any signing bonus or similar payments received by Seller before Closing.

viii.         The provisions of this Section 4.4 shall survive Closing.

4.5           Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction; (b) the cost of the Existing Survey provided by Seller (but not the cost of any update or revision thereto); (c) with regard to title, the cost of curing all title objections for which Seller is responsible under this Agreement; (d) the costs of recording all Monetary Lien cancellations; and (e) any and all transfer tax or other excise or franchise tax relating to the transfer of the Property. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) the fees for recording the Deed; (i) the title premium on any owner's and lender's title policy and any special endorsements required by Purchaser's lender; (iv) all charges for services invoiced by the Title Company (other than escrow fees, which shall be allocated in the manner set forth below); (v) the cost of the Updated Survey, including updates or revisions necessary to comply with the requirements of Purchaser or its lender; (vi) all fees, costs and document recordation taxes and charges related to any financing obtained by Purchaser; (vii) all expenses and costs associated with any Inspections or the engagement of any Purchaser Parties to perform Inspections; (viii) all fees and costs related to Purchaser's engagement of the Construction Consultant; and (ix) the compensation owed to the Broker as required by Section 8.1. Any escrow fee charged by the Title Company shall be shared evenly by Purchaser and Seller. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.6           Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)          Seller shall have delivered all of the items required to be delivered by Seller or Seller's agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

(b)          All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing; provided, Seller is entitled to update in Seller's Closing Certificate (x) the Rent Roll which shall not constitute a failure of this condition precedent and (y) other representations and warranties to reflect changes in facts that have occurred after the Effective Date, which Seller first attains knowledge of after the Effective Date, but if Purchaser determines in its reasonable discretion that an updated representation has a material and adverse effect on Purchaser's purchase of the Property, then Purchaser may notify Seller that the condition precedent has failed but Seller will not be in default under this Agreement as a result of the failure of the condition precedent.

(c)          Seller shall have performed and observed, in all respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

17

(d)          The Construction and Occupancy Conditions have been satisfied; provided, however, in the event that the Construction and Occupancy Conditions have not been satisfied on or before the date in accordance with the time limits set forth in Section 4.1, then at Purchaser's election, at any time thereafter, in its sole discretion, this condition may be deemed unsatisfied, whereupon Purchaser may avail itself of the rights set forth in the final paragraph of this Section 4.6; provided, however, in the event a party elects to extend the Closing Date to provide Seller with additional time to complete the Construction and Occupancy Conditions as provided in Section 4.1, and thereafter, Seller fails to cause the completion of the Construction and Occupancy Conditions, then in addition to the rights set forth in the final paragraph of this Section 4.6, Seller shall also reimburse Purchaser for Purchaser's actual and verifiable third party costs and expenses incurred in connection with this Agreement, not to exceed $100,000.00.

(e)          Seller has satisfied all of the Schedule B - Section 1 requirements contained in the Title Commitment that are Seller's obligation to satisfy and Seller has done nothing to prevent the Title Company from being able to deliver at Closing the owner's policy of title insurance pursuant to the Title Commitment, without exception other than the Permitted Exceptions.

(f)          Subject to Purchaser satisfying its obligation in Section 4.7(d), Purchaser has obtained a final as-built ALTA survey showing the location of the Improvements upon the Land, completed in accordance with the Plans and Specifications and compliant with all applicable zoning requirements.

(g)          Seller has obtained and delivered to Purchaser all consents required by Section 11.20 to assign the Construction Contracts (as hereinafter defined) to Purchaser in accordance with their terms.

(h)          Subject to Purchaser satisfying its obligation in Section 4.7(e), Purchaser has received a clean update to the Phase I Environmental Report that Purchaser obtains during the Inspection Period confirming that no environmentally recognized conditions have occurred at the Property since the expiration of the Inspection Period.

(i)          There occurring, between the date hereof and the date of Closing, no material adverse change in the physical condition of the Property, the zoning status of the Property, or in any other aspect of the Property.

In the event any of the foregoing conditions have not been satisfied by the Closing Date, Purchaser shall have the right to terminate this Agreement by written notice given to Seller on the Closing Date, whereupon Escrow Agent shall promptly refund the entire amount of the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions have not been satisfied due to a default by Seller hereunder, then Purchaser's rights, remedies and obligations shall instead be determined in accordance with Article 6. For the avoidance of doubt, the foregoing conditions are for the benefit of Purchaser and may be waived, in writing, in whole or in part, at Purchaser's discretion.

18

4.7           Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)          Purchaser has delivered all of the items required to be delivered by Purchaser or Purchaser's agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(b)          All of the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the date of Closing.

(c)          Purchaser has performed and observed, in all respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

(d)          Purchaser has taken all commercially reasonable actions necessary to obtain the survey (without regard to its contents) referenced in Section 4.6(f).

(e)          Purchaser has taken all commercially reasonable actions necessary to obtain the environmental report (without regard to its contents) referenced in Section 4.6(h).

In the event any of the foregoing conditions have not been satisfied by the Closing Date, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Escrow Agent shall promptly pay the entire amount of the Earnest Money to Seller and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions have not been satisfied due to a default by Purchaser, then Seller's rights, remedies and obligations shall instead be determined in accordance with Article 6. For the avoidance of doubt, the foregoing conditions are for the benefit of Seller and may be waived, in writing, in whole or in part, at Seller's discretion.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1           Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date shall be deemed remade at Closing pursuant to Section 4.2(d). Such representations and warranties are subject to those matters, if any, disclosed in Seller's disclosure statement attached hereto as Schedule 5.1 and made a part hereof by this reference ("Seller's Disclosure Statement").

19

(a)          Organization and Authority. Seller has been duly organized and is validly existing as a limited liability company under the laws of the Commonwealth of Virginia and is duly authorized to conduct business in the State of North Carolina. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any provision of Seller's organizational documents or of any agreements, regulations, or laws to or by which Seller is bound. This Agreement has been duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b)          Consents. Seller has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Seller or the Property is bound.

(c)          Pending Actions. Seller has not received written notice of any violation, action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment against Seller or the Property. To Seller's knowledge, no such action, suit, arbitration, administrative or judicial proceeding has been threatened in writing.

(d)          Leases and Rent Roll. Seller is the lessor or landlord under the Leases. The Rent Roll attached as Schedule 1.l(e) is, and each rent roll hereafter delivered by Seller to Purchaser shall be the rent roll maintained by Seller and relied on by Seller for internal administration and accounting purposes . As of the date set forth on the Rent Roll, the Rent Roll is true, correct, accurate, and complete. The originals or copies of the Leases and the tenant lease files made available to Purchaser in connection with Section 3.1(a) of this Agreement are complete and accurate originals or copies, as applicable, of all of the Leases and the tenant lease files, and represent all such documents in Seller's possession and control. There are no written or oral promises, understandings or commitments between Seller and any tenant under the Leases that would be binding on Purchaser other than as set forth in such copies of the Leases and the tenant lease files made available to Purchaser to copy pursuant to Section 3.l (a) hereof. The Leases are in full force and effect according to the terms set forth therein, such Leases set forth the entire agreement between Seller, as landlord, and the tenant with respect to the premises affected thereby, and except as set forth in Schedule 5.1, Seller has not: (i) given any outstanding notice of any defaults of tenants under the Leases; or (ii) received any outstanding notice of any breaches or defaults of Seller under the Leases.

(e)          Condemnation . Seller has not received written notice of any threatened or pending condemnation proceedings relating to the Property.

(f)          Permits. All permits necessary for the construction of the Improvements have been or will be obtained by Seller in connection with the development of the Property and final certificates of occupancy have or will be issued with regard to all Improvements constructed pursuant to such permits.

20

(g)          No Violation. Neither the Property nor the use thereof violates any permit, governmental law or regulation or any covenants or restrictions encumbering the Property in any material respect.

(h)          No Liens. Seller has paid all sums required to be paid to the General Contractor under the GMAX (defined below) and to Seller's knowledge no sub contractor, vendor or other party has any outstanding claim, or has delivered to Seller written notice of a claim, against Seller or the Property for unpaid sums for labor, services or materials provided in connection with the Improvements.

(i)          Environmental Matters. Seller has no knowledge of any violation of any environmental law, code, rule, regulation or order ("Environmental Law") related to the Real Property or the presence or release of any Hazardous Materials on or from the Property. Except for de minimis amounts of Hazardous Materials used, stored and disposed of in accordance with Environmental Laws, and used in connection with the ordinary construction, maintenance and operation of the Property, (x) Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos) and (y) Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials. For purposes hereof, "Hazardous Materials" means "Hazardous Material,'' "Hazardous Substance," "Pollutant or Contaminant,'' and "Petroleum" and "Natural Gas Liquids,'' as those terms are defined or used in Section 101 of CERCLA, any "solid waste" as defined in the Solid Waste Disposal Act and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

(j)          ERISA. Seller is not an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), Seller's assets do not constitute "plan assets" within the meaning of the "plan asset regulations" (29.C.F.R. Section 2510.3-101), and Seller's sale of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(k)         Insurance. Attached hereto as Schedule 5.l (k) is a true, correct and complete list of all insurance policies (along with provider, coverage amount, and other material terms) that Seller maintains in connection with the development, construction and operation of the Property.

(i)          Service Contracts. There are no material service, supply, equipment rental or similar agreements (each a "Service Contract" and collectively "Service Contracts") to which Seller is a party affecting the Property other than those set forth in Schedule 5.1(1), and those Service Contracts which have been or will be delivered by Seller to Purchaser are true, correct and complete in all material respects and include any material amendments or modifications thereto. Seller is not in default with respect to its obligations or liabilities under any of the Service Contracts.

21

(m)         Employees. Seller has no employees which Purchaser shall be obligated to employ following the Closing.

(n)          Operating Statements. The operating statements for the Property delivered to Purchaser are the operating statements maintained by Seller and relied on by Seller for internal administration and accounting purposes, and are complete and accurate in all material respects.

(o)          Patriot Act and Related Matters.

(i)          Seller has been in compliance in all material respects since its formation and will continue to be in compliance in all material respects through the Closing Date with (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401- 2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

(ii)         None of the Seller Parties (as defined below) is now or shall be at any time until the Closing Date be a person who has been listed on (i) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America. "Seller Parties" means, collectively, (a) Seller, (b) Seller's executive officers, directors, managers, agents and employees and (c) Seller's members; provided that the shareholders of Armada Hoffler Properties, Inc. and the limited partners of Annada Hoffler, L.P. are not "Seller Parties" for any purpose under this Agreement.

(p)          No Conflict with or Breach of Other Agreements. Neither the execution and delivery of this Agreement, nor the incurrence of the obligations herein set forth, nor the consummation of the transactions provided for herein, nor compliance with the terms of this Agreement, conflict with or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness, or any indenture, mortgage, deed of trust, loan agreement, lease, or other material agreement or instrument to which Seller is a party or by which the Property may be bound.

22

(q)          Personal Property. Seller has good and marketable title to the Personal Property, free and clear of any liens, encumbrances or claims other than Monetary Liens.

(r)          Foreign Person. Seller is not a foreign person within the meaning of Section 1445(£) of the Internal Revenue Code.

5.2           Knowledge Defined. References to the "knowledge" of Seller shall refer only to the conscious awareness on the Effective Date of the Designated Representatives (as hereinafter defined). Seller represents and warrants to Purchaser that the Designated Representatives are the individuals in the best position to have knowledge of the representations and warranties made herein, and that no other representative of Seller is likely to have information regarding the representations and warranties set forth in this Article 5 which would be superior to or more comprehensive than that of the Designated Representatives. As used herein, the term "Designated Representatives" shall refer only to Eric L. Smith, Vice President of Operations of Armada Hoffler Properties, Inc., and Christopher Odle, Vice President of Development of Armada Hoffler Properties, Inc.

5.3           Survival of Seller's Representations and Warranties. All representations and warranties of Seller in this Section 5.1 shall survive Closing for a period of nine (9) months after Closing. If any of Seller's representations and warranties contained in Section 5.1 are determined to be untrue or incorrect, then Seller shall indemnify and hold Purchaser harmless from and against any and all actual losses, damages, costs, liabilities or expenses (including, without limitation, reasonable attorney's fees) incmTed by Purchaser and arising from the representation or warranty being untrue or incorrect respect in an amount not to exceed a total of Six Hundred Fifty Thousand and 00/100 Dollars ($650,000.00); provided that Seller shall not be liable for indirect, special, punitive or exemplary damages of any nature whatsoever. The obligations in this Section 5.3 will expire and be of no further force or effect once a period of nine (9) months after Closing has elapsed.

5.4           Covenants of Seller. Seller hereby covenants with Purchaser, from the Effective Date (or Inspection Date where indicated) until the Closing or earlier termination of this Agreement, as follows:

(a)          Operation of Property. Seller shall operate and maintain the Property in a manner consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof and otherwise consistent with the requirements of any loan secured by the Property.

23

(b)          Execution of New Leases and Renewals. Seller shall use reasonable efforts to negotiate new leases for unrented apartment units in the Improvements and/or Lease renewals for rented apartment units in the Improvements and shall maintain an advertising and marketing program for apartment units in the Improvements consistent with Seller's past practices at the Property. Except for amendments or Leases entered into prior to the execution of this Agreement, unless Purchaser agrees otherwise in writing, any new leases or renewals of existing Leases for such apartment units entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall be on Seller's standard apartment lease form for the Property, and shall be for terms of no less than six (6) months and no more than thirteen (13) months. In all cases, Seller shall retain the discretion to set rent rates, concessions, promotions and other terms of occupancy, provided Seller shall grant no more than one (1) month free rent concession for each new lease (to be taken up front and not amortized over the course of the lease), and shall only enter into new leases or renewals in the ordinary course of business taking into account Seller's then-current good faith evaluation of market conditions and further provided, however, after the Inspection Date, unless Purchaser agrees otherwise in writing, Seller shall not lease units for amounts less than the amounts shown on Schedule 5.4(b) to this Agreement, Each such new lease or renewal entered into by Seller shall constitute a "Lease" for purposes of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, following the expiration of the Inspection Period, Purchaser shall have the right, but not the obligation, to replace Seller's leasing and marketing teams ("Seller's Leasing Agent") with leasing and marketing teams of Purchaser's affiliated property management company, TriBridge Residential Property Management Advisors, LLC, a Georgia limited liability company authorized to do business in North Carolina, whereupon Purchaser shall have the exclusive right to conduct leasing and marketing activity with respect to the Property. If Purchaser exercises its right to replace Seller's Leasing Agent and conduct leasing and marketing activity with respect to the Property, and if replacement of Seller's Leasing Agent causes Seller to be obligated to make any payments to Seller's Leasing Agent, then Seller and Purchaser will each pay fifty percent (50%) of these payments; provided that Purchaser's obligation will not exceed $10,000.00. For avoidance of doubt, Seller's property manager shall continue to perform all other aspects of property management with respect to the Property.

(c)          Maintenance of Insurance. Seller shall keep the Improvements insured against loss or damage for the full replacement cost thereof, and shall maintain rental loss insurance covering loss of rents in an amount of not less than $2,000,000.00 of coverage.

(d)          Enforcement of Existing Leases. Seller shall perform the landlord's material obligations to the tenants under the Leases and enforce the material obligations of the tenants under the Leases, in each case in accordance with the current management standards of Seller and otherwise in a manner consistent with prudent owners of similar properties.

(e)          Preparation of Vacant Units for Lease. Three (3) business days prior to Closing, Seller and Purchaser shall reasonably determine the number of formerly occupied apartment units which have subsequently been vacated that are not in rent ready condition. A formerly occupied vacant apartment unit shall be "rent ready" if its condition is consistent with the condition of vacant units currently being marketed to and accepted for rental by tenants of comparable vacant apartment units in the Property and such units have a full complement of operating appliances and components. If Seller and Purchaser reasonably determines that fewer than all formerly occupied vacant apartment units are in a rent ready condition at Closing, Purchaser shall accept such apartment units in "as-is" condition at Closing and Purchaser shall receive a credit (the "Estimated Rent Ready Credit") against the Purchase Price at Closing in an amount equal to $750.00 for each such formerly occupied vacant apartment unit which is not in a rent ready condition.

24

(f)          [Reserved]

(g)          Provide Copies of Notices. Seller shall furnish Purchaser with a copy of all written notices received by Seller from any governmental authority of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller's receipt thereof, but, if received by such date, in no event later than two (2) business days prior to the Closing Date. Seller shall similarly furnish Purchaser with a copy of all written notices received by Seller from tenants which allege any default by Seller under the Leases.

(h)          Removal and Replacement of Tangible Personal Property. Seller shall not remove any Tangible Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of Seller for its apartment properties, provided that any appliances, leasing office furniture, pool furniture, fitness center equipment, or other similar items of equipment so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility.

(i)          Execution of New Contracts. Seller shall not, without Purchaser's prior written consent in each instance (which consent shall not be unreasonably withheld, conditioned or delayed during the Inspection Period but which thereafter may be withheld in Purchaser's sole discretion), (x) materially amend or terminate any of the Designated Service Contracts after Purchaser has notified Seller of the Service Contracts that Purchaser will require be Designated Service Contracts in accordance with Section 5.4(k) or (y) enter into any other contract or agreement (excluding Leases entered into pursuant to Section 5.4(b)) that will be an obligation affecting the Property or binding on Purchaser after the Closing. Subject to the foregoing, (i) Seller may enter into, amend or enforce (including enforcement by termination) Service Contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new Service Contracts are terminable without cause or penalty on thirty (30) days' notice, and (ii) Seller may conduct leasing activity and enter into Leases as provided in Section 5.4(b) hereof.

(j)          Maintenance of Permits. Seller shall maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

(k)          Management Contracts and Listing Agreement. As of Closing all property management contracts and listing agreements (if any) pertaining to the Property shall have been terminated.

(1)         Designated Service Contracts. "Designated Service Contracts" means those certain Service Contracts which are assignable in accordance with their terms which Purchaser identifies by written notice delivered to Seller on or before the Inspection Date as the Service Contracts Purchaser elects Seller to assign to Purchaser at Closing (the "Designated Service Contracts.") At Closing, Seller will cause the Service Contracts which Purchaser has elected not to have assigned to Purchaser, by operation of the aforesaid notice on or before the Inspection Date, to be terminated at Seller's expense, such termination to be effective within the time period provided for in the applicable Service Contract (or if no such time period is provided, as promptly as practicable after the Closing Date; provided, however, that Seller shall be responsible for all fees incurred after the Closing Date arising from such Service Contracts which are terminated after the Closing Date). The provisions of this Section 5.4(k) shall survive Closing.

25

(m)         Construction Covenants.

i.             Seller covenants and agrees to cause construction of the Improvements to be completed in accordance with the Plans and Specifications. From and after the Effective Date, except for Permitted Written Change Orders (hereinafter defined), Seller shall not modify the Plans and Specifications in a manner which has a material adverse effect on the operation, structure, aesthetics or value of the Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall be entitled to modify the Plans and Specifications in connection with Permitted Written Change Orders without Purchaser's consent. "Permitted Changes" shall mean: [a] changes or modifications expressly required by any governmental authority; and [b] changes to the Plans and Specifications made following the Effective Date and which are consistent with any changes to the Plans and Specifications made or improvements constructed prior to the Effective Date, which changes or improvements, to the extent material in nature, have been memorialized in change orders that were delivered to or made available to Purchaser as part of the Seller's Deliveries. Purchaser shall engage Zurn Brunnen, Inc. ( “Construction Consultant") to serve as Purchaser's construction consultant to monitor the progress and workmanship of construction of the Improvements in accordance with the Plans and Specifications. Seller agrees that Construction Consultant shall have the right to inspect the progress of the construction of the Improvements during normal business hours not more than once per calendar month accompanied by a representative of Seller after not less than two (2) business days' prior written notice to Seller's Designated Representative. The Construction Consultant's sole role is to advise Purchaser as to the status of construction of the Improvements and the Construction Consultant will not have any right to direct, or interfere with, any activities of the Architect, the Engineer, the General Contractor or any sub-contractor or vendor and will not have any communication (whether verbal, written, electronic or of any other nature) with any of these parties or Seller's lender or representatives of Seller's lender without Seller's prior written consent (other than with Architect in furtherance of the formulation of the Punchlist Items pursuant to Section 5.4(m)(iv) below). In no event shall Construction Consultant or Purchaser have any liability to Seller or any other party as a result of Construction Consultant's monitoring and/or approval or disapproval of any aspect of the construction of the Improvements; provided, however, the preceding sentence shall not operate to relieve Purchaser from its obligations under this Agreement.

26

ii.           All permits necessary for the construction of the Improvements in connection with the development of the Property will be obtained by Seller ("Permits"). Seller will obtain final certificates of occupancy with regard to all Improvements constructed pursuant to the Permits.

iii.           The Improvements upon the Property will comply with: (i) all applicable zoning and land use statutes, environmental, building, fire, health, sanitation and other similar codes and regulations, including, without limitation, the Americans with Disabilities Act and all state and local building codes, and (ii) the Permits.

iv.           Prior to or promptly after (but in no event later than five days following) substantial completion of the Improvements, Seller agrees to cause Seller's architect (the "Architect") to inspect and prepare, which inspection and preparation shall be subject to the participation, input and reasonable written approval of the Construction Consultant, a punchlist with respect to the Improvements detailing outstanding items of finish or other aspects of the Improvements which remain to be completed prior to final completion of the Improvements in accordance with the Plans and Specifications (the "Punchlist Items"); Seller covenants and agrees to proceed to promptly (but in no event later than 30 days following the issuance of the punchlist) cure or correct, or cause the General Contractor to cure or correct, such Punchlist Items. If any Punchlist Items have not been cured or corrected prior to Closing, as reasonably determined by the Architect and Construction Consultant, then at Closing: (i) Seller, Purchaser and the Title Company shall execute and deliver a Punchlist Escrow Agreement (the "Punchlist Escrow Agreement") in the form set forth on Schedule 5.4(1) attached hereto; and (ii) Seller shall escrow with the Title Company an amount equal to 150% of the estimated cost of completing the Punchlist Items as reasonably determined by the Architect and the Construction Consultant (the "Escrowed Funds"), to be held and disbursed by the Title Company in accordance with the provisions of the Punchlist Escrow Agreement.

5.5           Representations and Warranties of Purchaser.      Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date and as of the Closing Date:

(a)          Organization and Authority. Purchaser has been duly organized and validly exists in good standing as a limited liability company under the laws of the State of Georgia and will be duly authorized to conduct business in the State of North Carolina prior to the Closing. Purchaser has the full right and authority to enter into this Agreement and to purchase the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser's organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound. This Agreement has been duly authorized, executed and delivered by Purchaser, is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity

27

(b)          Consents. Purchaser has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Purchaser is bound.

(c)          Pending Actions. To Purchaser's knowledge, there is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser 's ability to consummate the transaction contemplated herein.

(d)          Patriot Act and Related Matters. Purchaser hereby represents, warrants, covenants and agrees, as of the date hereof and as of the Closing Date, as follows:

(i)          Purchaser is familiar with the source of funds for the purchase price of the Property and represents that all such funds are and will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America. To the extent Seller is required to obtain such information in order to comply with applicable law, regulation or official government request, and to the extent providing such information does not violate applicable law, regulation or official government request, Purchaser agrees to provide to Seller such documents, certifications or other evidence as may be reasonably requested from time to time by Seller, confirming the source of funds for the Purchase Price (and that such funds derived from legitimate business activities).

(ii)         Purchaser has been in compliance in all material respects for the last five years and will continue to be in compliance in all material respects through the Closing Date with (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C.§ 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

28

(iii)        None of the Purchaser Parties (as defined below) is now or shall be at any time until the Closing Date be a person who has been listed on (i) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America. "Purchaser Parties" means, collectively, (a) Purchaser, (b) its executive officers, directors, managers, agents and employees, (c) its shareholders, members, partners, and other investors, or any other person that owns or controls Purchaser, and (d) any entity on whose behalf Purchaser acts.

5.6           Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing for a period of nine (9) months after Closing. If any of Purchaser's representations and warranties contained in Section 5.5 are determined to be untrue or incorrect in any material respect, then Purchaser shall indemnify and hold Seller harmless from and against any and all actual and direct loss, damage, cost or expense incurred by Purchaser and arising solely from the representation or warranty being untrue or incorrect in any material respect in an amount not to exceed a total of Six Hundred Fifty Thousand and 00/100 Dollars ($650,000.00) provided that Purchaser shall not be liable for indirect, special, punitive or exemplary damages of any nature whatsoever. The obligations in this Section 5.6 will expire and be of no further force or effect once a period of nine (9) months after Closing has elapsed.

ARTICLE 6

DEFAULT

6.1           Default by Purchaser. If the sale of the Property as contemplated hereunder is not consummated due to Purchaser's default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Seller's right to receive the Earnest Money is intended not as a penalty, but as full liquidated damages. The right to receive the Earnest Money as full liquidated damages is Seller's sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Earnest Money. This Section 6.1 is subject to Section 6.4 hereof.

29

6.2           Default by Seller. If the sale of the Property as contemplated hereunder is not consummated due to Seller's default hereunder, then Purchaser shall be entitled, as its sole remedy for such default, either (a) to receive the return of the Earnest Money and reimbursement of the amount of all direct third party out-of-pocket costs and expenses actually incurred, and documented by paid invoices and evidence of payment, by Purchaser in connection with this Agreement, including reasonable attorneys' fees, and the inspection, acquisition and financing of the Property, including, without limitation, any forfeited good faith and/or rate lock deposits, which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all liability hereunder, (b) waive the default by Seller and close the purchase notwithstanding the default by Seller, or (c) to enforce specific performance of Seller's obligation to execute and deliver the documents and perform its obligations as contained hereunder; provided, however, in the event specific performance is unavailable as a remedy to Purchaser because of Seller's intentional acts (such as conveying the Property to a third party prior to Closing), then Purchaser shall be entitled to bring an action against Seller for its actual damages (i.e. for the benefit of Purchaser's bargain) .For purposes of clarity, if Seller sells the Property to a third party in breach of this Agreement then specific performance would not be available as a remedy and the Purchaser's recoverable damages under sub-clause (c) above would be equal to the purchase price Seller received minus the Purchase Price. Purchaser waives and releases any right to (and hereby covenants that it shall not) sue Seller to recover any damages of any nature or description other than as set forth in this Section 6.2. This Section 6.2 is subject to Section 6.4 hereof.

6.3           Notice of Default; Opportunity to Cure Neither Seller nor Purchaser shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within ten (10) business days after receipt of such notice; provided, however, that this Section 6.3 (i) shall not be applicable to Purchaser's failure to deliver the Earnest Money or any portion thereof on the date required hereunder or to a party's failure to make any deliveries required of such party on the Closing Date and, accordingly, (ii) shall not have the effect of extending the Closing Date or the due date of any Earnest Money deposit hereunder.

6.4           Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 or 6.2 limit (i) either Purchaser's or Seller's obligation to indemnify the other party or any other indemnified party, or the damages recoverable by the indemnified party against the indemnifying party due to a party's express obligation to indemnify in accordance with Sections 3.1, 5.3, 5.6 or 8.2 of this Agreement or in any indemnity contained in any of the documents delivered by either party at Closing, or (ii) either party's obligation to pay costs, fees or expenses under Section 4.5 hereof, or the damages recoverable by either party against the other party due to a party's failure to pay such costs. Notwithstanding any provision of this Agreement or applicable law to the contrary, under no circumstances will any party be liable for any indirect, special, punitive or exemplary damages for any claim or dispute related to or arising under this Agreement.

30

ARTICLE 7

RISK OF LOSS

7.1        Damage. In the event of "damage" to the Property or any portion thereof prior to Closing, which is "major" (as such terms are hereinafter defined) then Seller shall promptly notify Purchaser thereof. In the event of such major damage, Purchaser may elect to proceed with the Closing (subject to the other provisions of this Agreement) or may terminate this Agreement by delivering written notice thereof to Seller within ten (10) days after Purchaser's receipt of Seller's notice respecting the damage. If, within ten (10) days of receipt of Seller's notice respecting such major damage, Purchaser delivers written notice of termination of this Agreement to Seller, this Agreement shall terminate, all Earnest Money shall be returned to Purchaser and, except for obligations of the parties which survive termination of this Agreement the parties shall have no further obligations hereunder. If Purchaser does not timely elect to terminate this Agreement (subject to any lender's refusal to pay insurance proceeds or condemnation awards to Seller, in which event Purchaser shall have ten (10) days from receipt of notice of such refusal to elect whether to terminate this Agreement), Purchaser shall have no further right to terminate this Agreement as a result of the damage and in such event, Seller shall pay over or assign to Purchaser at Closing all insurance proceeds or condemnation awards payable as a result of such damage and pay any insurance deductible due under Seller's insurance policy(ies). If the damage is not major, then Purchaser may not terminate this Agreement and Seller shall pay over or assign to Purchaser at Closing all insurance proceeds or condemnation awards payable as a result of such damage and pay any insurance deductible due under Seller's insurance policy(ies). In the event the damage is not major and prior to Closing sufficient insurance proceeds are not received or committed in writing by the insurance carrier sufficient to repair any damage, Seller shall repair such damage by Closing to Purchaser's reasonable satisfaction to the condition that existed prior to such damage or give Purchaser a credit at Closing in an amount sufficient to pay for the cost unpaid as of Closing for repair of the applicable damage (i.e. to restore the Property to substantially the same condition as immediately before such casualty), such amount to be determined by an architect or other appropriate professional selected by Purchaser and approved by Seller, such approval not to be unreasonably withheld, conditioned or delayed. Any assignment by Seller to Purchaser of insurance proceeds respecting loss of rental income, shall be limited to that portion of such proceeds attributable to periods after Closing. Seller agrees that the assignment of insurance proceeds contemplated under this Section 7.1 shall include, without limiting the generality of the foregoing assignment, insurance proceeds from any loss of income or rents insurance policy maintained by Seller. The Closing shall be extended for a period of up to an additional thirty (30) days in the event any lender fails to make a decision regarding any insurance proceeds or condemnation awards on or before the then scheduled Closing Date.

7.2         Definition of Major Damage. For purposes of Section 7.1:

(a)          "damage" means (i) physical damage to or destruction of all or any part of the Real Property by reason of fire, earthquake, tornado, flood, water intrusion or other casualty occurring after the Effective Date or (ii) the physical taking of all or part of the Real Property by condemnation or by conveyance in lieu of condemnation occurring after the Effective Date; and

(b)          "major" damage refers to the following: (i) damage such that the cost of repairing or restoring the premises in question to a condition substantially similar to that of the premises in question prior to the event of damage would in the opinion of an architect selected by Purchaser and reasonably approved by Seller, be equal to or greater than Six Hundred Twenty Five Thousand and Noll 00 Dollars ($625,000.00), (ii) any damage due to a condemnation or conveyance in lieu of condemnation which permanently and materially impairs the current use or value of the Property, access to the Property from public roads or the number of parking spaces, or (iii) any damage which results in Seller's lender withholding or denying insurance proceeds or condemnation awards to Seller and applying the same to a principal paydown of any loan secured by the Property.

31

7.3          Seller's Insurance. If necessary or appropriate for Purchaser to evaluate its options or enforce its rights under this Article 7 following any damage to the Property, Seller shall promptly provide to Purchaser on request a copy of Seller's property insurance policies (or other applicable insurance policies) with respect to the Property, and the period within which Purchaser must make any election hereunder shall be extended for ten (10) days after receipt of the applicable insurance policies.

ARTICLE 8

COMMISSIONS

8.1           Broker's Commission. The parties acknowledge that Cushman & Wakefield Thalhimer, of North Carolina, Inc. ("Broker") represents Purchaser as broker in connection with the sale of the Property by Seller to Purchaser, and is to be compensated for its services solely by Purchaser pursuant to a separate agreement.

8.2           Representation and Indemnitv. Purchaser and Seller each hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman (other than Broker, with respect to Purchaser) so as to create any legal right or claim in any such broker, agent or salesman (other than Broker, with respect to Purchaser) for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Purchaser and Seller shall indemnify, hold harmless and defend each other from and against any and claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

8.3           Survival. This Article 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.

ARTICLE 9

RESERVED

ARTICLE 10

ESCROW AGENT

10.1         Investment of Earnest Money. Escrow Agent shall invest the Earnest Money pursuant to Purchaser's directions in an interest bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. Escrow Agent shall notify Seller, no later than one (1) business day after Escrow Agent's receipt thereof, that Escrow Agent has received the Earnest Money in immediately available funds, and is holding the same in accordance with the terms of this Agreement. However, Escrow Agent shall invest the Earnest Money only in such accounts as will allow Escrow Agent to disburse the Earnest Money upon no more than one (1) business day's notice.

32

10.2         Payment on Demand. Upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Earnest Money in which case Escrow Agent shall retain the Earnest Money subject to Section 10.5 below, Escrow Agent shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder. Notwithstanding the forgoing, in the event Purchaser terminates this Agreement pursuant to its rights under Section 3.2 of this Agreement, Escrow Agent shall immediately refund the Earnest Money to Purchaser (less the sum of One Hundred and No/00 Dollars ($100.00) which shall be paid to Seller in consideration of this Agreement), and Seller hereby agrees that its consent shall not be required for Escrow Agent to refund such Earnest Money.

10.3         Exculpation of Escrow Agent. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature, and that Escrow Agent shall incur no liability whatsoever except for its misconduct or negligence, so long as Escrow Agent is acting in good faith. Subject to the foregoing, Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from, any costs, liabilities, and expenses incurred by Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. Seller and Purchaser are aware the Federal Deposit Insurance Corporation (FDIC) coverages apply to a maximum amount of $250,000.00 per depositor (as may be modified by the FDIC from time to time). Further, Seller and Purchaser do not and will not hold Escrow Agent liable for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the FDIC coverages.

10.4         Stakeholder. Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction located in the Durham, North Carolina metropolitan area pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

33

10.5         Interest. All interest and other income earned on the Earnest Money deposited with Escrow Agent hereunder shall be reported for income tax purposes as earnings of Purchaser. Purchaser's taxpayer identification number is 27-4292135.

10.6         Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this ARTICLE 10. Escrow Agent's consent to any modification or amendment of this Agreement other than this ARTICLE 10 shall not be required.

ARTICLE 11

MISCELLANEOUS

11.1         Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's reasonable discretion. Notwithstanding the foregoing, Purchaser may assign this Agreement at Closing to a Permitted Affiliate without Seller's consent, and Seller or Purchaser may assign its rights under this Agreement to a reputable exchange accommodation to facilitate a tax deferred exchange. For purposes hereof, the term "Permitted Affiliate" means an entity that owns or is owned by, in whole or in part, or controls, is controlled or managed by, or is under common control, exclusively or non-exclusively, with Purchaser, and/or those persons controlling and/or managing Purchaser. If an assignment occurs in accordance with this Section 11.1, then the assignor will be jointly and severally liable with the assignee for all obligations under this Agreement.

11.2         Notices. Any notice, request or other communication (a "notice") required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by electronic mail (provided a copy of such notice is deposited with an overnight courier for next business day delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, electronic mail transmission if received on a business day (provided a copy of such notice is deposited with an overnight courier for next business day delivery), deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party's counsel. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

34

The parties' respective addresses for notice purposes are as follows. Notice by telephone shall not be effective. If to Purchaser:

If to Purchaser:

TriBridge Residential, LLC 1575 Northside Drive NW Suite 200, Building 100
Atlanta, Georgia 30318 Attention: Steve Broome steveb@tribridgeresidential.com with a copy to:
Nelson Mullins Riley & Scarborough, LLP
Atlantic Station
201 17th South Street NW, Suite 1700
Atlanta, Georgia 30363
Attention: Eric Wilensky, Esq.
eric.wilensky@nelsonmullins.com

If to Seller or Parent:	Eric L. Smith, Vice President of Operations
Armada Hoffler Properties, Inc.
222 Central Park Avenue, Suite 2100 Virginia Beach, Virginia 23462 esmith@armadahoffler.com

with a copy to:	C. Grigsby Scifres, Esq.
Williams Mullen
222 Central Park Avenue, Suite 1700 Virginia Beach, Virginia 23462 gscifres@williamsmullen.com

If to Escrow Agent:
S. Marcus Calloway
Calloway Title & Escrow, L.L.C. 4170 Ashford-Dunwoody Road
Suite 285
Atlanta, Georgia 30319 MarcusC@titlelaw.com

35

11.3 Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Signatures inscribed on the signature pages of this Agreement or any formal amendment which are transmitted by telecopy or email transmission (e.g., PDF files) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement or any such formal amendment with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement or any such formal amendment, it being expressly agreed that each party to this Agreement or any formal amendment shall be bound by its own telecopied or emailed signature and shall accept the telecopied or emailed signature of the other party to this Agreement or any formal amendment.

11.4         Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 6:00 p.m., Eastern time.

11.5         Successors and Assigns. Subject to Section 11.1 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

11.6         Entire Agreement. This Agreement, including the Joinder and Schedules, contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

11.7         Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. The provisions of this Section 11.7 shall survive Closing.

11.8         Counterparts. This Agreement may be executed in identical counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

11.9         Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.10       Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of the state of North Carolina. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Purchaser and Seller agree that the provisions of this Section 11.10 shall survive the Closing of the transaction contemplated by this Agreement.

36

11.11         No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing (other than Escrow Agent as to the provisions of Article 10).

11.12         Schedules. The following schedules attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.1(a)	Legal Description of the Land
Schedule 1.1(d)	Inventory of Tangible Personal Property
Schedule l.l(e)	Rent Roll
Schedule 1.1(f)	Plans and Specifications
Schedule 1.6(a)	Escrow Agent Wiring Instructions
Schedule 3.l(e)	Seller's Deliveries
Schedule 4.2(a)	Form of Special Warranty Deed
Schedule 4.2(b)	Form of Bill of Sale and Assignment
Schedule 4.2(c)	Form of Notice to Tenants
Schedule 4.2(d)	Form of Seller's Closing Certificate
Schedule 4.2(f)	FIRPTA Affidavit
Schedule 5.1	Seller's Disclosure Statement
Schedule 5.1(j)	Schedule of Service Contracts
Schedule 5.l(k)	List of Insurance Policies
Schedule 5.4(b)	Leasing Guidelines
Schedule 5.4(1)	Punchlist Holdback Escrow Agreement
Schedule 11.20(b)	Construction Deliveries
Schedule 1l.20(c)	Form of Consent to Assignment

11.13         Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

11.14         Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any schedules or amendments hereto.

11.15         Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

37

11.16         Survival. The provisions of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed; provided, however, that the representations and warranties of Seller contained in Section 5.1, as updated by Seller's Closing Certificate, and the representations and warranties of Purchaser contained in Section 5.5, shall survive for the period, and are subject to the terms, set forth in Sections 5.3 and 5.6 respectively.

11.17         Time of Essence. Time is of the essence with respect to this Agreement.

11.18         Covenant Not to Record. Purchaser shall not record this Agreement or any memorandum or other evidence thereof; provided, however, the foregoing covenant shall not preclude Purchaser from filing a lis pendens in connection with a suit for specific performance brought pursuant to Section 6.2 of this Agreement.

11.19         Reserved.

11.20         Construction Matters. Notwithstanding anything contained in this Agreement to the contrary, Purchaser and Seller hereby agree that the following representations, warranties and covenants of Seller (collectively the "Construction Obligations") constitute a material inducement of Purchaser's willingness to enter into the transaction contemplated herein, and Purchaser's furnished consideration is in exchange for, in part, the receipt of the following: Seller shall cause all amounts due in connection with the Construction Contracts (as hereinafter defined) to be paid in full on or prior to Closing, and shall provide final lien waivers from all vendors and contractors who are parties to the Construction Contracts at Closing (with exception only for those certain contractors performing work in connection with any Punchlist Items to be completed following Closing, in which event, final lien waivers shall be obtained on or prior to Closing for all completed work, and for such work that remains incomplete in connection with Punchlist Items, Seller shall obtain final lien waivers upon payment of such contractors from the Escrowed Funds pursuant to the Punchlist Escrow Agreement (which shall be an obligation that survives Closing).

(b)          Construction-Related Deliveries. In addition to and not in limitation of the items to be delivered to Purchaser in accordance with Section 3.l (e), Seller shall deliver true, correct and complete copies of the items attached as Schedule l 1.20(b) attached hereto and by this reference made a part hereof.

38

(c)          Assignments. At Closing, Seller shall transfer, convey and assign, or cause its affiliate Armada Hoffler Development Company, to transfer, convey and assign, to Purchaser, to the extent expressly permitted under such documents without the consent of any party to the document other than Seller or Armada Hoffler Development Company, or if a third party consent is required, to the extent Seller has obtained such consent, all of Seller's rights, interests and remedies in and to (i) that certain DBIA Standard Form of Agreement Between Owner and Design-Builder - Cost Plus Fee with an Option for a Guaranteed Maximum Price between Seller, as Owner, and AHP Construction, LLC as Contractor ("Contractor") dated as of July 19, 2013, together with that certain DBIA Standard Form of General Conditions of Contract Between Owner and Design-Builder, as modified or clarified, which is a part thereof (collectively the "GMAX"), and (ii) that certain agreement dated February 3, 2012, between Armada Hoffler Development Company, and Coulter Jewell Thames, P.A., respecting the provision of professional engineering services in connection with the construction of the Improvements at the Property (the "Engineer's Contract"). For purposes of clarification, there is no separate architect agreement as the GMAX constitutes a design/build agreement. The GMAX and the Engineer's Contract are hereinafter referred to as the ("Construction Contracts"). If any Construction Contract requires the consent of a third party as a condition to any assignment thereof, then prior to the expiration of the Inspection Period, Seller shall use reasonable efforts (and, to the extent such party is an affiliate of Seller, best efforts) to obtain and deliver to Purchaser the written consent of the Contractor to the assignment to Purchaser of the GMAX and the written consent of Coulter Jewell Thames, P.A. to the assignment to Purchaser of the Engineer's Contract; provided that Seller will have no liability to Purchaser if the Engineer refuses to consent to the assignment. The form of consent shall be substantially identical to the document set forth in Schedule l 1.20(c). To the extent a party's consent to the assignment of a Construction Contract is required, and to the extent a party is not willing to provide its consent to the full assignment of the Construction Contract, but rather an assignment of the warranty rights thereunder, then Seller and Purchaser agree that the terms of this Section 11.20 and the documents attached as Schedules 4.2(b) and ll.20(c) shall be modified to reflect the assignment of warranty rights, rather than the full assignment of the Construction Contract.

11.21 Confidentiality. Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws and other applicable laws on the purchase or sale of securities by any person who has received material, non-public information and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance on such information.

Seller is an affiliate of Armada Hoffler Properties, Inc. ("AHP"). AHP is a publicly traded real estate investment trust. The fact that Purchaser has entered into this Agreement may be material, non-public insider information subject to restrictions imposed by the United States securities laws and other applicable laws on the purchase and sale of the securities of AHP. Purchaser will keep confidential the existence of this Agreement and all matters related to it, and, except with the prior written consent of AHP, will not disclose the existence of this Agreement to any person other than to its Representatives who have a need to know, and will not use or allow any Purchaser Representatives to use the existence of this Agreement for any of the following purposes: (x) the trading in any securities of AHP, (y) the trading in any securities that are convertible into or exchangeable for securities of AHP, or (z) any derivative with respect to securities of AHP, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of securities, in cash or otherwise, until this Agreement has been publicly disclosed by AHP through a press release or by a filing with the U.S. Securities and Exchange Commission.

Neither Purchaser nor any of its Representatives will knowingly disclose to any of Seller's tenants, employees, leasing agents, brokers or other representatives the existence of or any other information concerning this Agreement. Purchaser shall instruct each of its Representatives having access to any of Seller's tenants, employees, leasing agents, brokers or other representatives of the requirements of this covenant. Each party will be responsible for any actions or omissions by its Representatives which are not in accordance with the provisions of this Section 11.21.

39

As used in this Agreement, "Representatives" of a person means the person's directors, officers, members, managers, partners, employees, agents, affiliates, business units and divisions, financial advisors, accountants, current or prospective lenders or investors, consultants, attorneys, real estate brokers (it being agreed and acknowledged, for the avoidance of doubt, that Purchaser may engage one or more real estate brokers for the purposes of obtaining brokers' opinions of value on the Project) or agents and other representatives.

11.22 Tax-Deferred Exchange. Purchaser and Seller acknowledge that either party may wish to structure this transaction as a tax-deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party to effect this exchange; provided, that (a) the cooperating party shall not be required to acquire or take title to any exchange property, (b) the cooperating party shall not be required to incur any expense or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs including attorneys' fees incurred with respect to the exchange, (c) no substitution of the effectuating party shall release it from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor, (d) the effectuating party shall give the cooperating party at least two (2) business days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow, (e) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, "Exchange Documents") required by the exchange, at its sole cost and expense, (f) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction, and (g) the election to effect such an exchange shall not delay the Closing of the transaction as defined herein.

[SIGNATURES ON THE FOLLOWING PAGES]

40

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

AH DURHAM APARTMENTS, LLC
By: ARMADA HOFFLER MANAGER, LLC,
Its Manager

By:	/s/ Eric L. Smith,
Eric L. Smith, Manager

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

1

PURCHASER:

TRIBRIDGE RESIDENTIAL, LLC,
a Georgia limited liability company

By:	/s/ Jim Schrader
Name:	Jim Schrader
Title:	VP

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

2

Escrow Agent has executed this Agreement for the limited purposes set forth herein.

ESCROW AGENT:

CALLOWAY TITLE & ESCROW, LLC

By:	/s/ S. Marcus Calloway
Name:	S. Marcus Calloway
Title:	Manger

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

Calloway Title & Escrow, L.L.C., as Escrow Agent, is a party to such Purchase and Sale Agreement for the limited purposes set forth therein.

3

PARENT JOINDER

This joinder (this "Joinder") is attached to and made a part of the foregoing Agreement and all terms capitalized but not defined herein shall have the respective meanings given to them in the Agreement. The undersigned, ARMADA HOFFLER PROPERTIES, INC. a Maryland corporation ("Parent"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby duly executes with proper authority and joins in the execution of this Agreement, and agrees that it is jointly and severally liable, as a principal and not as a surety, for Seller's indemnity obligations under: (i) Sections 5.3, 4.4 and 8.2 of the Agreement, and (ii) the Bill of Sale and Assignment and Assumption of Leases and Service Contracts to be delivered by Seller to Purchaser at Closing under the Agreement. Purchaser shal1 have the right to proceed directly against the undersigned without first making written demand to Seller (and without any obligation to bring suit against Seller) for the satisfaction of any such obligations,

The undersigned is an indirect owner of Seller, will derive substantial benefits from the transactions described in the Agreement and acknowledges that the execution of this Joinder is a material inducement and condition to Purchaser's execution of the Agreement. The undersigned represents and warrants that it has the legal right, power, authority and capacity to execute this Joinder, that such execution does not violate the organizational documents of, or any other agreement or instrument by which the undersigned is bound, and that this Joinder is binding and enforceable against the undersigned.

The undersigned unconditionally waives any guarantor or suretyship defenses that might otherwise be available to it with respect to its obligations under this Joinder.

The provisions set forth in Sections 11.2 through 11.19, both inclusive, of the Agreement are hereby incorporated by reference into this Joinder as if fully set forth herein, provided that the undersigned shall be "Seller", as applicable, under such Sections.

ARMADA HOFFLER PROPERTIES, INC.,
a Maryland corporation

By:	/s/ Eric L. Smith
Eric L. Smith
Vice President of Operations & Secretary

4

Schedule 1.l(a)

LEGAL DESCRIPTION OF THE LAND

BEING ALL THAT CERTAIN PA RCEL CONTAIN ING APPROXIMATELY 2.0994 ACRES AS SHOWN ON A MAP ENTITLED "EXEMPT FINAL RECOMBIN ATION PLAT 300 J ACKSON STREET & 501 WILLARD ST" RECORDED IN PLAT BOOK 192, PAGE 3 DURHAM COUNTY REGISTRY.

WHICH IS MORE FULLY DESCRIBED AS:

BEGINNING AT A PK N A IL ON THE EASTERN RIGHT OF WAY OF WILLARD ST; THENCE W ITH A CURVE TURNING TO THE RIGHT WITH AN ARC LENGTH OF 31 .04', WITH A RADIUS OF 20.00', WITH A CHORD BEARING OF N 45°11'41" E, WITH A CHORD LENGTH OF 28.02' TO AN EXISTING IRON PIPE; THENCE N 89°41 '27" E A DISTANCE OF 185.08 TO AN EXISTING IRON PIPE; THENCE WITH A CURVE TURNING TO THE RIGHT WITH AN ARC LENGTH OF 114.62', WITH A RADIUS OF 190.37', WITH A CHORD BEARING OF S 73°14'22" E, WITH A CHORD LENGTH OF 112.90' TO AN EXISTING IRON PIPE; THENCE S 59°12'33" E A DISTANCE OF 1 1 1.39' TO AN EXISTING IRON PIPE; THENCE S 30°47'27" W A DISTANCE OF 90.76' TO AN EXISTING IRON PIPE; THENCE S 27°33'27" W A DISTANCE OF 158.72' TO AN EXISTING IRON PIPE; THENCE N 59°12'33" W ADISTANCE OF 113.65' TO AN EXISTING IRON PIPE; THENCE N 89°21 '33" W A DISTANCE OF 193.78' TO AN EXISTING IRON PIPE; THENCE N 00°38'37" E A DISTANCE OF 227.18' TO AN EXISTING IRON PIPE; WHICH IS THE POINT OF BEGINNING, HAYING AN AREA OF 91 ,449.07 SQUARE FEET OR 2.099 ACRES AS SHOWN ON PLAT PREPARED BY COULTER JEWELL THAMES PA RECORDED IN DURHAM COUNTY REGISTRY IN BOOK 192 PAGE 3.

5

Schedule 1.l(d)

INVENTORY OF TANGIBLE PERSONAL PROPERTY [TO BE

ATTACHED]

6

PERSONAL PROPERTY INVENTORY

Whetstone Apartments-As of 10/6/2014

Whetstone Fitness Center Inventory

2-True Fitness Commercial Series 400 Treadmills 2-True

Fitness Commercial Series 400 Ellipticals

1-True Fitness Commercial Series 400 Recum bent

1-Apollo 3-Stack I 3 -Station Multi Gym

1-Evolution Deluxe 3-Teir Dumbbell Rack 5-60lbs 1-

Evolution Deluxe Adjustable Bench w/ wheels

1-York Barbell Rubber Hex Dumbbell Set 5-60lbs

1-TRX 7' Mu lti-Mou nt with 3' wall banner

3-TRX Commercial Suspension Trainer

1-Medicine Ball Rack w/ 6 Med Balls 4-141bs

1-Body Sport 55cm Stability/Core Ball

1-Body Sport 65cm Stability/Core Ball

2-Aeromat Stability Ball Storage Base

1 -Commercial BOSU Balance Ball

Office

3- Office desks

3- Office Chairs

2 -Club guest Chairs

5- Wood and cloth Chairs 3 - End table

1 -Conference table

6- Chairs for conference table

1-Break room dining table with 2 Chairs

1- 4 drawer tan metal file cabinet

1- 2 drawer black metal file cabinet

3- Del l Desk top computer

7- Pieces of wall art 3-Desk Lamps

1- Table Lamp

1 - Camera

1-Key Trak

Lobby En tra nce

1 - Love Seat

1- Chair

1- Magazi ne Rack

1- Coffee Table

2 - Large vases with Sticks

3- Pieces of wall art

1 - Area rug

1 - Lamp

Eleva tor Lobby

1 – Sofa Table

1 – Mirror

2 – Lamps

1 – Bowl

Model

1- Entry Rug

2 – Entry Square Wall Mirrors

1 – Fruit bowl with lemons and limes

5 – Cook Books

2 – Glass Jars

1 – Small wooden counter wine rack

3 – Glass bottles with corks

1 – Tea Pot

2 – Glass Canisters

1 – Calendar with pasta set

2 – Bottles of Soap

2 – Bottles of Olive Oil

3 – Place settings

1 – Kitchen area rugs

Model Bathroom

2 – Wall Art bathroom entry

2 – Bathroom Wall Art

1 – Shower Curtain

1 – Bathroom rug

2 – Candles

1 – Soap dispenser

1 – Tissue Holder

Model Living room

3 – Bar stools

1 – Area Rugs

1 – Couch

1 – Wall Art

1 – Fake TV

2 – Vases

1 – Plate with Stand

4 – Pillows

1 – Chair

1 – Throw

1 – Fake Plant

1 – TV tray

1 – End table

1 – Lamp

1 – Picture frame

Model Bedroom

1 – Queen bed headboard and frame

1 – Queen mattress and box spring

2

1 – Queen comforter set

1 – Night Stand

1 – Lamp

5 – Books

1 – Floor Lamp

1 – Full length hanging mirror

1 – Dresser

1 – Fake TV

1 – Set of Curtains

1 – Lamp

1 – Wire Wall art

2 – Small print wall art

2 – Scarves

1 – Hamper

1 – Hanging Shoe Racks

1 – hanging bag

1 – Hat

19 – Wooden hangers

Clubroom

3 – Large vases on fireplace

5 – Large vases in clubroom

1 – Lamp

3 – Bar stools

2 – Tables

6 – Chairs

2 – Club Chairs

1 – Couch

1 – End Table

1 – Coffee Table

1 – Area Rug

4 - Pillows

5 – Wall Art

1 – Bowl

Media Room

3 – Chairs

2 - End tables

2 – lamps

3 – Duke Prints

1 – TV Stand

1 – Fake Dice

Print Center

2 – Desk Chairs

2 – Wall Prints

3

Conference Room

1 – Table

1 – Round Table

5 – Chairs

1 – Wall art metal

2 – Wall prints

1 – Lamp

Appliances in Apartment Units

204 – Refrigerators

204 – Dishwashers

204 – Electric Ranges

204 – Microwaves

204 – Stacked Washer/Dryer units

4

Schedule 1.l(e)

RENT ROLL

[TO BE ATTACHED]

Schedule 1.1(f)

PLANS AND SPECIFICATIONS

[TO BE ATTACHED]

Schedu le 1.6(a)

ESCROW AGENT WIRING INSTRUCTIONS

[TO BE ATTACHED]

CALLOWAY TITLE AND ESCROW, LLC

4170 Ashford Dunwoody Road

Suite 285

Atlanta, Georgia 30319

TELEPHONE (770) 698-7960

TELECOPIER (770) 698-7999

WIRE TRANSFER INSTRUCTIONS

BB&T

271 17th Street

Suite 800

Atlanta, Georgia 30363

ABA 061 113 415

International wires:

Swift Code: BRBTUS33

Calloway Title and Escrow LLC IOLTA Account Account

No. 0005 24173 7545

Notify Kendra Huckabee or Katherine Williams upon
receipt at 770-698-7960

Please reference Property name, Purchaser, and or Seller.

Schedule 3.l(e)

SELLER'S DELIVERIES

Schedule 4.2(a)

FORM OF SPECIAL WARRANTY DEED

Schedule 4.2(b)

[FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION

OF LEASES, THE CONSTRUCTION CONTRACTS AND SERVICE CONTRACTS]

*  * *

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION

OF LEASES, CONSTRUCTION CONTRACTS AND SERVICE CONTRACTS

This Bill of Sale and Assignment and Assumption of Leases, Construction Contracts and Service Contracts (this "Bill of Sale") is made and entered into this         day of   , 2015, by and between             a                                                  ("Seller"), and               a                 ("Purchaser").

WITNESSETH:

WHEREAS, Seller and Purchaser have previously entered into that certain Purchase and Sale Agreement, dated ____, 2015 [DESCRIBE AMENDMENTS, IF APPLICABLE] (the "Agreement"), having Calloway Title & Escrow, L.L.C. and                    as parties for the limited purposes set forth therein;

WHEREAS, concurrently with the execution and delivery of this Bill of Sale and pursuant to the Agreement, Seller is conveying to Purchaser, by Special Warranty Deed, (i) those certain tracts or parcels of real property located in Charlotte, North Carolina, and more particularly described on Exhibit A, attached hereto and made a part hereof (the "Land"), (ii) the rights, easements and appurtenances pertaining to the Land (the "Related Rights"), and (ii i) the buildings, structures, fixtures and other improvements on and within the Land (the "Improvements"; and the Land, the Related Rights and the Improvements being sometimes collectively referred to as the "Real Property");

WHEREAS, Seller has agreed to convey to Purchaser certain personal property and assign to Purchaser certain leases and service contracts as hereinafter set forth;

NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00), the assumptions by Purchaser hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.          Bill of Sale.

(a) Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller's right, title and interest in, to and under the Tangible Personal Property and the Intangible Property. Seller warrants to Purchaser that Seller owns good title to the Tangible Personal Property, that the Tangible Personal Property is free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell the Tangible Personal Property and to make this Bill of Sale. Seller further warrants to Purchaser that Seller has not conveyed to any third party its right, title and interest, if any, in the Intangible Property.

(b)          "Tangible Personal Property" means all tangible personal property owned by Seller upon the Land or within the Improvements , including specifically, without limitation , appliances, computers, equipment, furniture, furnishings, carpeting, draperies and curtains, tools and supplies, and other items of tangible persona l property owned by Seller and used exclusively in connection with the ownership use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Exhibit B, attached hereto and made a part hereof by this reference; provided, however, that the Tangible Personal Property does not include any personal property owned by tenants under the Leases.

(c)          "Intangible Property" means (i) al l assignable existing warranties and guaranties issued to or inuring to the benefit of Seller in connection with the Improvements or the Tangible Personal Property ; (ii) all assignable governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property or the Tangible Personal Property; (iii) resident and tenant tiles for current residents and tenants as of the Closing Date, and (iv) other 0011-conficlential and non-proprietary records owned by Seller and used in connection with the operation of the Real Property or any part thereof (the property described in this subparagraph l (c), other than the excluded items, being sometimes herein referred to collectively as the "Intangible Property").

2.          Assignment and Assumption of Leases.

(a)          Seller hereby sell s, assigns, transfers and conveys to Purchaser all of Seller's right, title and interest as land lord in, to and under all rental agreements, leases and other agreements i n effect as of the date of this Bill of Sale demising space in or providing for the use or occupancy of the Rea l Property (the "Leases '), including, without limitation, the Leases listed on the updated Rent Roll described in Section 4.2(d) of the Agreement, together with any and all security deposits under the Leases (collectively, the 'Deposits"). The assignment of the Deposits has been made by means of a credit or payment on the closing statement executed by Seller and Purchaser.

(b)          Purchaser hereby assumes, and hereby covenants and agrees to fully and faithfully perform, observe and comply with, all of the covenants, agreements, conditions and other terms and provisions stated in the Leases which, under the terms of the Leases, are to be performed, observed, and complied with by the land lord from and after the date of this Bill of Sale. Purchaser acknowledges that Purchaser shall become solely responsible and liable as land lord under the Leases for obligations arising or accruing from and after the date hereof.

(c)          Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred i n defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the assertion by any tenant under any of the Leases that Seller has failed to perform, observe and comply with its obligations as landlord under any of the Leases du ring the period before the date hereof, other than with respect to the Deposits (to the extent paid or assigned to Purchaser or for which Purchaser has received a credit or payment at Closing).

(d)          Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller by reason of the failure of Purchaser to perform, observe and comply with the landlord 's obligations under any of the Leases arising or accruing during the period from and after the date hereof, including without l imitation, claims made by tenants with respect to the Deposits, whether arising before, on or after the date hereof (to the extent paid to Purchaser or for which Purchaser has received a credit or payment at Closing).

(e)          For purposes of this Paragraph 2, the word "landlord" means the landlord, lessor or other equivalent party under any of the Leases, and the word "tenant" means the tenant, lessee or other equivalent party under any of the Leases.

3.          Assignment and Assumption of Service Contracts.

(a)          Seller hereby sells, assigns, transfers and conveys to Purchaser all of Selle1·'s right, title and interest in, to and under those se1·vice, supply, equipment rental and similar agreements set forth on Exhibit C, attached hereto and made part hereof by this reference (the "Service Contracts").

(b)          Purchaser hereby assumes, and hereby covenants and agrees to fully and faithfully perform, observe and comply with, all of the covenants, agreements, conditions and other terms and provisions stated in the Service Contracts which, under the terms of the Service Contracts, are to be performed, observed, and complied with by the property owner from and after the date of this Bill of Sale. Purchaser acknowledges that Purchaser shall become solely responsible and liable under the Service Contracts for obligations arising or accruing from and after the date hereof, including with respect to any and all payments coming due under the Service Contracts for which Purchaser has received a credit or payment on the closing statement executed by Purchaser and Seller (the "Credited Payments").

(c)          Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the assertion by any other contract party under any of the Service Contracts that Seller has failed to perform, observe and comply with its obligations under any of the Service Contracts during the period before the date hereof, other t han with respect to the Credited Payments.

(d)          Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller by reason of the failure of Purchaser to perform, observe and comply with its obligations under any of the Service Contracts arising or accruing during the period from and after the date hereof, including without limitation, claims made by any other contract party with respect to the Credited Payments, whether arising before, on or after the date hereof (to the extent paid or assigned to Purchaser or for which Purchaser received a credit or payment at Closing).

4.          Assignment of Construction Contracts.

(a)          Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller's right, title and interest in, to and under those certain construction contract agreements set forth on Exhibit D, attached hereto and made part hereof by this reference (the "Construction Contracts").

(b)          Purchaser hereby assumes all of the covenants, agreements, conditions and other terms and provisions stated i n the Construction Contracts which, under the terms of the Construction Contracts, are to be performed, observed, and complied with by the property owner and first arising from and after the date of this Agreement.

(c)          Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the failure of Seller to perform, observe and comply with its obligations under any of the Construction Contracts arising or accruing during the period prior to the date hereof, including without limitation, the failure to pay, when due, any party in accordance with the Construction Contracts.

5.          Counterparts. This Bill of Sale may be executed in two or more identical counterparts, and it shall not be necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all of such counterparts taken together shall constitute one and the same instrument.

6.          Successors and Assigns. This Bill of Sale shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

7.          Governing Law. This Bill of Sale shall be construed under and enforced in accordance with the laws of the state in which the Real Property is located.

EX ECUTED effective as of the date first above written.

SELLER:	PURCHASER:

,	,
a	a

By: ,	By:
a	Name:
Title:

By:
Name:
Title:

Exhibits to Bill of Sale and Assignment

A - Legal Description of Land

B - Inventory of Tangible Personal Property

C - List of Designated Service Contracts

D - List of Construction Contracts

Schedule 4.2(c)

Form of Notice to Tenants.

NOTICE TO TENANTS

OF

WHETSTONE APARTMENTS

(THE "PREMISES")

Dear Tenant:

Please be advised that the Premises have this day been conveyed and your lease (the "Lease") has been assigned by_______________________________("Prior Owner"), to___________("New Owner").

New Owner has assumed all of the obligations under your Lease accruing from and after this day, which may include any obligations to return your security deposit in accordance with the terms of your Lease.

Until further notice, all correspondence and notices shall be directed, and all rents, additional rents and other charges under the Lease shall be paid to New Owner at the addresses attached hereto as Exhibit A.

Your security deposit, if any, under the Lease has been transferred to New Owner.

Dated:___________________, 20_.

[SIGNATURES FOLLOW]

PRIOR OWNER:

Signature Page to Notice to Tenants·.

NEW OWNER:

Signature Page to Notice to Tenants

EXHIBIT A

Addresses

For All Notices and

Payments:

With a Copy To:

Schedule 4.2(d)

FORM OF SELLER'S CLOSING
CERTIFICATE

Seller's Closing Certificate

THIS CERTIFICATION is made as of                           , 2014 by                             company ("Seller"), in favor of                              , a                     ("Purchaser").

Seller hereby certifies to Purchaser that the representations and warranties of Seller set forth in Section 5.1 of that certain Purchase and Sale Agreement between Seller and                               [if applicable: as amended] (the "Agreement") dated as of________ 2013, are true and correct in all material respects as of the date hereof, except as to:

(a)          The Rent Roll attached hereto as Exhibit A replaces the Rent Roll attached to the Agreement as Schedule l.l(e); and

(b)          [If applicable: The items disclosed on Exhibit B attached hereto replace Seller's Disclosure Schedule attached to the Agreement as Schedule 5.1].

The representations and warranties set forth in Section 5.1 of the Agreement, as updated by this Certificate of Seller's Representations and Warranties, will survive for the periods set forth in the Agreement.

This certificate is delivered pursuant to Section 4.2(d) of the Agreement.

a
By:
a
By:
Name:
Title:

Exhibits to Seller's Closing Certificate

Exhibit A —	Updated Rent Roll
Exhibit B —	Additional Items for Seller's Disclosure Schedule [if applicable]

Schedule 4.2(0

FIRPTA AFFIDAVIT

Under Section 1445(a) of the Internal Revenue Code, a purchaser of real property must withhold tax with respect to certain transfers of property if the Seller of the property is a "foreign person." To inform TRIBRIDGE RESIDENTIAL, LLC, a Georgia limited liability company ("Purchaser"), that no withholding by Purchaser is required with respect to its acquisition of certain property from AH DURHAM APARTMENTS, LLC, a Virginia limited liability company ("Seller"), the undersigned hereby certifies the following:

1.          Seller is not a "foreign person," "foreign corporation", "foreign partnership" or "foreign limited liability company" (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.          Seller's Federal Tax Identification Number is:

3.          Seller's address is:                 AH Durham Apartments, LLC

222 Central Park Avenue, Suite 2100

Virginia Beach, VA 23462

4.          Seller intends to file a United States income tax return with respect to the transfer

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, we declare that we have examined this certification and, to the best of our knowledge and belief, it is true, correct and complete.

Date:__________ ‘ 2015	AH DURHAM APARTMENTS, LLC
By: ARMADA HOFFLER MANAGER, LLC,
Its Manager

By:
Eric L. Smith, Manager

Schedule 5.1

SELLER'S DISCLOSURE STATEMENT

(NONE)

Schedule 5.l(j)

SCHEDULE OF SERVICE CONTRACTS

[to be attached]

SERVICE CONTRACTS

Whetstone Apartments-As of 10/6/2014

1.	Advertiser Agreement with Network Communications, Inc. dba Apartment Finder with a term from 11/1/2014-10/31/2015.

2.	Advertising Agreement with Consumer Source Holdings LLC dba Apartment Guide, dated May 12, 2014.

3.	Internet Advertising Agreement with Apartments, LLC dba Apartments.com dated May 13, 2014.

4.	Advertising Agreement with United Advertising Publications, Inc. dba ForRen t Media Solutions dated September 5, 2014.

5.	Advertising Agreement with the Chronicle regarding nearDuke.com dated February 24, 2014.

6.	Cable Internet Agreement with Time Warner Cable dated July W, 2014.

7.	Service Agreement with Wayne Automatic Fire Sprinklers, Inc. dated August 5, 2014.

Schedule 5.l(k)

LIST OF INSURANCE POLICIES

[to be attached]

Schedule 5.4(b)

LEASING GUIDELINES

[to be attached]

Schedule 5.4(1)

PUNCHLIST HOLDBACK ESCROW AGREEMENT

THIS PUNCHLIST HOLDBACK ESCROW AGREEMENT (this "Agreement") is executed to be effective as of              , 201_, by and between AH DURHAM APARTMENTS, LLC, a Virginia limited liability company ("Seller"), TRIBRIDGE RESIDENTIAL, LLC, a Georgia limited liability company ("Purchaser"), and CALLOWAY TITLE & ESCROW, L.L.C. ("Escrow Agent"), upon the terms and provisions hereinafter set forth. Seller, Purchaser and the Escrow Agent are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties."

RECITALS:

WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Agreement (the "Purchase Agreement") dated                                              , 2014, pertaining to the sale and purchase of the project located at 501 Willard Street, Durham, North Carolina and known as Whetstone Apartments (the "Project"), as more particularly described in the Purchase Agreement;

WHEREAS, pursuant to Section 5.4(1) of the Purchase Agreement, (a) the sum of $     out of the Purchase Price has been placed into escrow (the "Punchlist Holdback") with the Escrow Agent; and (b) portions of the Punchlist Holdback are to be released to Seller or, if applicable, Purchaser, as the case may be, to pay costs incurred in connection with completion of the punch list items described on Exhibit "A" attached hereto (the "Punchlist");

WHEREAS, the Parties desire to enter into this Agreement for the purpose of confirming their agreement with respect to the Punchlist Holdback;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual benefits to be derived pursuant to the terms hereof, the parties hereby agree as follows:

1.    Seller and Purchaser hereby engage Escrow Agent to serve as escrow agent, and Escrow Agent accepts such engagement and agrees to act as escrow agent in accordance with the provisions of this Agreement.

2.          Seller has delivered to Escrow Agent, and Escrow Agent acknowledges receipt of, the Punchlist Holdback. Escrow Agent shall invest the Punchlist Holdback in one or more federally insured interest-bearing bank accounts at one or more national banking associations. Interest on the Punchlist Holdback shall become part of the Punchlist Holdback and shall be disbursed in the same manner as the Punchlist Holdback. The Punchlist Holdback shall be invested under Seller's taxpayer identification number. Seller agrees to execute and deliver to Escrow Agent such forms as Escrow Agent may require in connection with the investment of such funds, and Escrow Agent will not be required to invest the funds in an interest bearing account until such time as Seller has provided such fonns to Escrow Agent.

3.          Seller and Purchaser agree that the list of items described on the Punchlist shall constitute the final list of Punchlist Items (as defined in the Purchase Agreement) required to be completed by Seller pursuant to the Purchase Agreement and that, except for matters identified on the Punchlist, Seller shall not be required to complete any additional work in order to cause final completion of the Improvements (as defined in the Purchase Agreement) in accordance with the Plans and Specifications (as defined in the Purchase Agreement) to occur pursuant to the Purchase Agreement. Portions of the Punchlist Holdback are to be released from time to time by Escrow Agent to Seller or, if applicable, Purchaser for payment of costs of completing the Punchlist Items as follows:

(a)          (i) At such time as Seller has completed a portion of the Punchlist work, Seller shall be entitled to draw down on the Punchlist Holdback to pay to the applicable subcontractors (if not previously paid by Seller) or to reimburse Seller or                    ("Contractor") for (if previously paid by Seller or Contractor) costs incurred in connection therewith and shall submit a request to Escrow Agent identifying the portion of the Punchlist Holdback required to pay to the subcontractor or reimburse Seller or Contractor for such costs. Such request by Seller shall include a certificate signed by Seller ("Seller's Certificate") specifying the amount required to be released and confirming that the funds will be used only for payment of such work, together with confirmation from __________(the "Architect") that the applicable portion of the Punchlist work has been completed and affidavits, lien waivers and releases signed by each contractor or subcontractor performing any portion of the Punchlist work for which payment is requested (which waiver or release may be conditioned upon payment of the amount reflected in the then applicable draw) as required by the Escrow Agent to issue a             endorsement to Purchaser's title insurance policy without exception for matters arising from mechanic's lien claims in connection with portions of the Punchlist work for which payment is requested. Simultaneously with the delivery of any such request to Escrow Agent, Seller shall deliver a copy of the request (including Seller's Certificate and other documentation) to Purchaser.

(ii)    Within five (5) days following receipt of such request, Escrow Agent shall release the applicable portion of the Punchlist Holdback, as described in such request, to the subcontractors, Seller or Contractor, as applicable. Seller may use the released funds only for payment of or reimbursement for the work referred to in (a) (i) above.

(c)          (i) In the event that Seller has not completed the Punchlist work on or prior to the date which is thirty (30) days following the Closing Date, and such failure continues uncured for ten (10) days after written notice thereof from Purchaser to Seller, Purchaser shall be entitled to take such actions as may be required to cause the Punchlist work to be completed, in which event Purchaser shall be entitled to draw down on the Punchlist Holdback to pay to the applicable subcontractors (if not previously paid by Purchaser) or reimburse Purchaser (if previously paid by Purchaser) for costs incurred in connection therewith and shall submit a request to Escrow Agent identifying the portion of the Punchlist Holdback required to pay the subcontractors or reimburse Purchaser for such costs. Such request by Purchaser shall include a certificate signed by Purchaser ("Purchaser's Certificate") specifying the amount required to be released and confirming that the funds will be used only for payment of such work, together with confinnation from the Architect that the applicable portion of the Punchlist work has been completed and lien waivers and releases signed by each contractor or subcontractor performing any portion of the Punchlist work for which payment is requested (which waiver or release may be conditioned upon payment of the amount reflected in the then applicable draw). Simultaneously with the delivery of any such request to Escrow Agent, Purchaser shall deliver a copy of the request (including Purchaser's Certificate and other documentation) to Seller.

(ii)    Within five (5) days following receipt of such request, Escrow Agent shall release the applicable portion of the Punchlist Holdback, as described in such request, to Purchaser. Purchaser may use the released funds only for payment of or reimbursement for the work referred to in (b) (i) above.

(d)          Upon completion of all Punchlist Work and payment of all costs incurred in connection therewith, Escrow Agent shall release the balance of the Punchlist Holdback to Seller.

The Architect's determination with respect to completion of Punchlist Items shall be binding on the Parties. Escrow Agent will not be liable under this Agreement for any funds it disburses to Seller or Purchaser. In the event that, pursuant to the provisions of this Agreement, Seller or Purchaser is entitled to receive a payment or disbursement of any portion of the Punchlist Holdback, Seller and Purchaser each agree to execute and deliver to Escrow Agent such authorizations and instructions as may be required to direct Escrow Agent to release the applicable portion of the Punchlist Holdback as provided as provided herein.

4.          In the event of any dispute between Seller and Purchaser regarding the disbursement of the Punchlist Holdback or any portion thereof, or in the event Escrow Agent shall receive conflicting demands or instructions with respect thereto, Escrow Agent shall be entitled to deposit all funds into a court of general jurisdiction in Durham, North Carolina, and to interplead Seller and Purchaser in connection therewith. Seller and Purchaser hereby consent to the jurisdiction of any such court in connection with such dispute.

5.          Escrow Agent shall not be entitled to receive any fees pursuant to this Agreement.

6.          Except as set forth herein, Escrow Agent is not a party to, or bound by any agreement which may be deposited under, evidenced by, or which arises out of the provisions of this Agreement.

7.          Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it hereunder, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same. Seller and Purchaser hereby certify that they are aware the Federal Deposit Insurance Corporation (the "FDIC") coverages apply only to a maximum amount of One Hundred Thousand and No/I 00 Dollars ($100,000.00) for each individual depositor. Seller and Purchaser understand that Escrow Agent assumes no responsibility for, nor will Seller and Purchaser hold same liable for, any loss occurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor's account to exceed One Hundred Thousand and No/100 Dollars ($100,000.00) and that the excess amount is not insured by the FDIC.

8.          Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine and to be signed by the proper party or parties.

9.          Escrow Agent may consult with legal counsel in the event of any dispute of questions as to the construction of the foregoing instructions, or Escrow Agent's duties hereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

10.         Escrow Agent shall not be liable for any damage, liability, or loss arising out of or in connection with the services rendered by Escrow Agent pursuant to this Agreement, except for any damage, liability, or loss resulting from the willful misconduct, negligence or breach of this Agreement by Escrow Agent or any of its officers or employees. Seller and Purchaser hereby release and discharge Escrow Agent from all matters with respect to the subject matter hereof (except for the willful misconduct, negligence or breach of this Agreement by Escrow Agent or any of its officers or employees) and agree to indemnify and hold Escrow Agent harmless from and against all costs, damages, judgments, attorney's fees, expenses, obligations, and liabilities of any kind or nature, which in good faith, Escrow Agent may incur or sustain in connection with this Agreement (except for the willful misconduct, negligent conduct or breach of this Agreement by Escrow Agent or any of its officers or employees). In the event of controversy or litigation arising out of this transaction, which (a) results in any expense or attorney's fees to Escrow Agent, by virtue of such claim or default, controversy or litigation; or (b) requires a declaratory judgment by a proper court as to the disbursement of said escrowed funds, unless due to the willful misconduct, negligence or breach of this Agreement by Escrow Agent, Escrow Agent is hereby authorized to deduct such expense or attorney's fees out of the escrowed funds, and to pay any remaining balance over to the party entitled thereto as agreed upon by the parties, or as directed by a court of competent jurisdiction; provided, that as between Seller and Purchaser, the prevailing party in such dispute shall be entitled to recover all of such costs and expenses from the other party.

11.         This Agreement may be amended only by written agreement signed by Seller and Purchaser; however, (a) Escrow Agent will not be bound by such amendment until such time as Escrow Agent has been provided with a copy of the fully executed amendment; and (b) should, at any time, any attempt be made to modify this Agreement in a manner that would increase the duties and responsibilities of Escrow Agent, or to modify this Agreement in any manner that Escrow Agent shall deem undesirable, Escrow Agent may resign by notifying the parties hereto in writing, by certified mail to their respective addresses set forth below; and until (i) the acceptance by such parties; or (ii) fifteen (15) days following the date upon which notice was mailed, whichever occurs sooner, Escrow Agent's only remaining obligation shall be to perfonn its duties hereunder in accordance with the terms of this Agreement.

12.         Escrow Agent may be removed by written agreement executed by both Seller and Purchaser, in which event, Escrow Agent shall disburse the balance of the Punchlist Holdback and all other documents and information held by Escrow Agent pursuant to this Agreement to or as directed by written instructions signed by both Seller and Purchaser.

13.         All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person by hand delivery or overnight delivery service, by facsimile or by email (provided, that any notice of default or termination notice may not be given by email), or sent by certified mail, return receipt requested, addressed as follows:

If to Seller:	Eric L. Smith, Vice President of Operations Armada Hoffler Properties, Inc.
222 Central Park Avenue, Suite 2100 Virginia Beach, Virginia 23462 esmith@armadahoffler.com

with a copy to:	C. Grigsby Scifres, Esq.
Williams Mullen
222 Central Park Avenue, Suite 1700 Virginia Beach, Virginia 23462 gscifres@williamsmullen.com

If to Purchaser:	c/o TriBridge Residential, LLC 1575 Northside Drive NW Suite 200, Building 100
Atlanta, Georgia 30318 Attention: Steve Broome
email: steveb@tribridgeresidential.com

With a copy to:	Eric R. Wilensky
Nelson Mullins Riley & Scarborough LLP Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 30363
email: eric.wilensky@nelsonmullins.com

If to Escrow Agent:	S. Marcus Calloway
Calloway Title & Escrow, L.L.C. 4170 Ashford-Dunwoody Road
Suite 285
Atlanta, Georgia 30319 MarcusC@titlelaw.com

or such other address, and to the attention of such other person, as the Parties shall give notice as herein provided. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof upon receipt at such address if delivered in person, by overnight delivery, by facsimile or by email, or if mailed, upon deposit of both the original and any required copies in a post office or official depository of the United States Postal Service.

14.         THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. The Parties hereby consent to jurisdiction and venue in Durham, North Carolina, and agree that such jurisdiction and venue shall be sole and exclusive for any and all actions or disputes related to this Agreement or any related instrument.

15.         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement may not be assigned by either Seller or Purchaser except in connection with and to the same party as the Purchase Agreement is assigned, and Purchaser shall be entitled to pledge its rights under this Agreement and the Punchlist Holdback to Purchaser's lender. This Agreement may not be assigned by Escrow Agent without the prior written consent of Seller and Purchaser.

16.         With respect to all provisions of this Agreement, time is of the essence. However, if the Closing or the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of North Carolina, then, and in such event, the Closing or such period shall be extended so that the Closing or the last day of such period falls on the next day which is not a Saturday, Sunday or legal holiday.

17.         This Agreement may be executed in multiple counterparts. A facsimile or pdf copy of this Agreement bearing the signature of a Party hereto shall be sufficient to bind such Party to the terms of this Agreement.

18.         All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this as of the day and year first above written.

SELLER:

AH DURHAM APARTMENTS, LLC
By: ARMADA HOFFLER MANAGER, LLC,
Its Manager

By
Eric L. Smith, Manager

PURCHASER:

TRIBRIDGE RESIDENTIAL, LLC,
a Georgia limited liability company

By:
Name:
Title:

TIN:

ESCROW AGENT:

CALLOWAY TITLE & ESCROW, LLC
By:
Name:
Title:

EXHIBIT A

PUNCHLIST

Schedule 11.20(b)

CONSTRUCTION DELIVERIES

Construction Related Deliveries Site

1.	Civil Engineer Contract
2.	Landscape Architect Contract
3.	Hardscape Architect Agreement
4.	Civil Construction Documents
5.	Landscape/Hardscape Construction Documents
6.	Flood Plain Status

Buildings

1.	Architect Contract
2.	Contact list of MEP and Structural Engineers
3.	Spec Book
4.	Architectural, MEP, Structural Construction Documents
5.	Interior Design Contract
6.	Interior Design Construction Documents
7.	Monthly Architect site visit reports
8.	All consultant reports (waterproofing, sound, ADA/FHA, material testing, private inspections, etc.)
9.	Insurance Certificates for all consultants and GC

General Contractor

1.	GMAX Contract Form
2.	Construction Schedule
3.	Contact List of GC

Schedule 11.20(c)

FORM OF CONSENT

CONSENT TO ASSIGNMENT OF CONTRACT

THIS CONSENT OF GENERAL CONTRACTOR (hereinafter, this "Agreement") is dated as of                by                        (“Contractor"), to and for the benefit of                                               ("Assignee").

RECITALS:

A.           On             , 2014,                          ("Assignor") entered into a written agreement (the "Contract") with Contractor, pursuant to which Contractor agreed to perform general contracting services in connection with the construction of certain improvements to the Property (collectively, the "Improvements"). Construction of the Improvements is hereinafter referred to as the "Project"

B.           Concurrently herewith, Assignor has conveyed fee simple title (the "Conveyance") to that certain real property as more particularly described on Exhibit A attached hereto and by reference made a part hereof (the "Property") to Assignee.

C.           Under the terms of the Conveyance, Assignor has agreed to assign to Assignee the Contract under that certain Bill of Sale and Assignment and Assumption of Leases, Construction Contracts and Service Contracts between Assignor and Assignee (the "Assignment"), and Assignee has agreed to the Contract, in accordance with the terms of the Assignment.

D.           Contractor will benefit from this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, Contractor hereby agrees as follows:

1.          Contractor consents to the terms of the Assignment notwithstanding any terms to the contrary contained in the Contract. Contractor represents and warrants that (a) a true and complete copy of the Contract is attached hereto as Exhibit B; (b) the Contract contains all agreements between Contractor and Assignor concerning the Property or the Project; and (c) the Contract is in full force and effect.

2.          Contractor represents and warrants that as of the date hereof (a) no party is in default under the Contract and there are no circumstances which would constitute a default thereunder upon the passage of time, the giving of notice, or both; (b) Contractor has no counterclaim, right of set-off or other defense to performance by Contractor under the Contract; (c)          Assignor has satisfied all conditions, if any, to completion of performance by the Contractor under the Contract; and (d) Assignor has made all payments required of it by, under, or in connection with the Contract.

3.          For purposes of this Agreement, all notices, demands or documents required or permitted to be given to either party shall be in writing and shall be (a) delivered in person, mailed, postage prepaid, either by registered or certified mail, return receipt requested, or sent by overnight express carrier, addressed in each case as follows:

To Contractor:

To Assignee:

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.

This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of North Carolina. This Agreement shall be binding upon and inure to the benefit of Assignee, Contractor and each of their respective successors and assigns. The provisions of this Agreement cannot be waived, modified or amended unless such waiver, modification or amendment is in writing and is executed on behalf of each of Assignee and Contractor. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable. Time is of the essence of this Agreement.

Receipt of an executed signature page to this Agreement by electronic transmission shall constitute effective delivery thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]